UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                                 FORM SB-2

              Registration Statement Under the Securities Act of 1933
                             (Amendment No._3_)

                            Southern Ventures, Inc.
                (Name of small business issuer in its charter)


            Nevada                    1883                 63-1185800
State or jurisdiction of       (Primary Standard        (I.R.S. Employer
incorporation or organization    Industrial             Identification No.)
                             Classification Code Number)


   15000 Highway 11 North, Cottondale, Alabama 35453, Phone:(205) 556-3535
        (Address and telephone number of principle executive offices)

   15000 Highway 11 North, Cottondale, Alabama 35453, Phone:(205) 556-3535 (Address of principal place of business or intended principal place of business)


David Tucker, 15000 Hwy. 11 North, Cottondale, AL 35453, Phone:(205) 556 -3535
         (Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.


If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box. [ ]


If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

Calculation of Registration Fee:
==============================================================================
= Title of Each = Dollar     = Proposed       = Proposed       = Amount of   =
= Class of      = Amount     = Maximum        = Maximum        = Registration=
= Securities to = to be      = Offering Price = Aggregate      = Fee         =
= be Registered = Registered = be per Unit    = Offering Price =             =
==============================================================================
= Common Shares = $5,000,000 =    $5.00       =  $5,000,000    = $1,515.15   =
==============================================================================


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.



Item 1.  Front of Registration Statement and Outside Front Cover of Prospectus


This prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale, and therein only by persons permitted to sell such securities.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


Initial Public Offering                                     March 23, 1998


                             Southern Ventures, Inc.

                               1,000,000 Shares

                             PRICE:  $5.00 Per Share

Southern Ventures, Inc. (the "Company") hereby offers for sale 1,000,000 shares of common stock at a price of $5.00 per share, the "Offering." Prior to this offering, there has been no public market for the common stock of the Company, the "Common Shares." There is no minimum number of shares a subscriber is required to purchase in order to subscribe to the offering hereby. The offering price for the Common Shares has been determined arbitrarily by the Company. See "Plan of Distribution."

There are no underwriters involved in this Offering. The Common Shares will be sold by the Company by direct participation through one or more officers and directors of the Company who will not receive compensation in connection with any offers or sales of the Common Shares. The Company may also retain licensed broker-dealers ("Agents") to sell the Common Shares on a "best efforts" basis. See "Plan of Distribution." The Company may terminate this Offering at any time prior to the sale of all 1,000,000 shares of Common Shares offered hereby.

An agreement to purchase the Common Shares offered hereby (the "Subscription Agreement") accompanies this Prospectus. Subject to availability and the Company's right to reject subscriptions, in whole or in part, for any reason, shares of common stock may be subscribed for by completing, executing and returning the Subscription Agreement, together with payment for all shares subscribed for, to Southern Ventures, Inc. in the manner described under "Plan of Distribution" herein. In the Subscription Agreement, each subscriber represents and warrants to the Company that the subscriber (i) has received this Prospectus and in making a subscription is only relying on the representations set forth in this Prospectus and (ii) has indicated his or her true state of legal residence. A subscriber does not waive any rights under the federal securities laws by executing the Subscription Agreement. See "Plan of Distribution" for additional information regarding the Offering and the procedures for subscribing for shares of common stock offered hereby.


                                              Underwriting
                             Price to the    Discounts and    Proceeds to the
              Shares            Public       Commissions (1)     Issuer (2)
Per Unit         1               $5.00            $0.50             $4.50
Total        1,000,000        $5,000,000         $500,000        $4,500,000

Notes:

(1) The Common Stares offered hereby are being sold directly by the Company on a direct participation basis. However if the Company retains Agents to sell the Common Stock offered hereby the Company will pay such Agents a selling commission of up to 10% of the gross offering proceeds attributable to Common Shares sold by such Agents. Such potential payments to Agents are reflected in this table and are otherwise reflected in this Prospectus. See "Plan of Distribution."

(2) Before deducting expenses of this issue estimated at $350,000, which will be paid from the proceeds of this Offering. See "Plan of Distribution."


Item 2.  Inside Front and Outside Back Cover Pages of Prospectus

INVESTMENT IN THE SECURITIES OFFERED BY THIS PROSPECTUS IS HIGHLY SPECULATIVE DUE TO THE NATURE OF THE CORPORATION'S BUSINESS AND ITS PRESENT STAGE OF DEVELOPMENT. The Corporation has limited operating history and was recently incorporated to participate in the business of project acquisition and development. Subscribers must rely upon the ability, expertise, judgment, discretion, integrity and good faith of the management of the Corporation and those who are not prepared to do so should not invest. The Corporation anticipates that it will incur operating losses in the near term. See "Risk Factors" on page 24.

AVAILABLE INFORMATION

This registration statement on Form SB-2 (No. 333-40621), financial statements and exhibits may be inspected without charge at the Public Reference Room of the Securities and Exchange Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's New York Regional Office located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at its Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained upon payment of the appropriate fee from the Public Reference Section of the Securities and Exchange Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's New York Regional Office located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at its Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Materials filed electronically through EDGAR may also be accessed through the SEC's home page on the World Wide Web at http://www.sec.gov. Upon consummation of this Offering, the Company will become subject to the informational requirements of the Securities and Exchange Commission.

After giving effect to this issue, the price of each common share offered hereunder exceeds the net tangible book value per common share at December 1, 1997 by $4.48, representing a dilution of 89.6%. See "Dilution."

Subscriptions for the Common Shares will be received subject to rejection or allotment in whole or in part, and the Company reserves the right to close the subscription books at any time without notice. It is expected that certificates for the Common Shares will be available for delivery on the closing of this Offering.


                                TABLE OF CONTENTS

                                                                         Page

ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES                 3
PROSPECTUS SUMMARY                                                          3
BUSINESS OF THE COMPANY                                                     4
      Elmore Sand & Gravel, Inc.                                            6
      Riverside Grain Products, Inc.                                       10
      Riverside Carbon Products, Inc.                                      18
      Other Projects Under Development                                     22
      Business Development                                                 23
RISK FACTORS                                                               24
USE OF PROCEEDS                                                            27
DETERMINATION OF THE OFFERING PRICE                                        28
DILUTION                                                                   28
SELLING SECURITY HOLDERS                                                   29
PLAN OF DISTRIBUTION                                                       29
LEGAL PROCEEDINGS                                                          30
MANAGEMENT                                                                 31
PRINCIPAL SHAREHOLDERS                                                     33
DESCRIPTION OF SECURITIES                                                  34
CAPITALIZATION                                                             34
INTEREST OF MANAGEMENT IN MATERIAL CONTRACTS                               34
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION                  35
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS                   37
EXECUTIVE COMPENSATION                                                     38
AUDITED FINANCIAL STATEMENTS                                               39
MANAGEMENT PREPARED SIX MONTHS FINANCIAL STATEMENTS                        46
INTEREST OF NAMED EXPERTS AND COUNCIL                                      51
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT
LIABILITIES                                                                51
DESCRIPTION OF PROPERTY                                                    52
PURCHASER'S STATUTORY RIGHTS                                               54


Item 3.  Summary Information and Risk Factors

           ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES

The head and principal office of the Company is located at 15000 Highway 11 North, Cottondale, Alabama 35453, phone number (205) 556-3535. The registered office is at 1188 West Bonanza Drive, Carson City, Nevada 89706, phone number
(702) 887-1585.

                             PROSPECTUS SUMMARY

The following is a summary of the principal features of this Offering and is qualified in its entirety by information appearing elsewhere in this Prospectus. The financial statements and other data contained herein give effect to corporate organization that occurred prior to the date of this Prospectus and reflect an initial public offering price of $5.00 per share of common stock.

The Offering consists of 1,000,000 Common Shares offered at a price of $5.00 per share. Subscriptions for the Common Shares will be received, subject to rejection or allotment in whole or in part, and the Corporation reserves the right to close the subscription books at any time without notice. It is expected that certificates for the Common Shares will be available at closing. More detailed information appears elsewhere in this prospectus.

OFFERING:         1,000,000 Common Shares at $5.00 per Share.  See "Plan of
                  Distribution."

COMPANY: The principal business of the Company is to develop and implement projects which utilize waste or other low value resources as raw materials in the production of value added products related to the silica, wheat and carbon industries. The overall strategy is to modernize these industries by integrating new technology and control over raw material supplies. See "Business of the Company."

USE OF PROCEEDS:  The Company will use the net proceeds to improve cash flow by retiring the preferred shares issued to Mr.Bobby Harvey as a result of the Company's acquisition of Elmore Sand & Gravel, Inc. and Tuskegee Sand & Gravel, Inc. (collectively, "Elmore"). See "Use of Proceeds" and "Business of the Company."

DIRECTORS AND MANAGEMENT:
                  The directors of the Corporation are Bobby H. Harvey (Chairman), Chester I. Wright III, W. Benjamin Wood, David Tucker, Elaine Knapp, David Parsons. Bobby H. Harvey serves as CEO and President; and Elaine Knapp serves as Secretary. The Audit committee will consist of Bobby H. Harvey, Chester
                  I. Wright III and W. Benjamin Wood. The officers of the Company are Bobby Harvey (CEO/President), Chester Wright III (Treasurer), Elaine Knapp (Secretary), David Parsons (Vice President), Benjamin Wood (Vice President), Ross Tucker (Vice President), and Dennis Saunders (Vice President).

RISK FACTORS:
                  Investment in the Common Shares must be regarded as highly speculative due to the nature of the Company's business and its present stage of development. The Company was recently incorporated, and has limited operational history. The Company has significant capital requirements which will not be satisfied by the proceeds of this offering, including a promissory note to Archer Daniels Midland Company ("ADM") for $2,000,000 for the acquisition of a starch and gluten plant. See "Risk Factors." This Offering is suitable only for those investors who are willing to rely on management of the Company and who can afford to lose their entire investment. See "Management," "Business of the Company" and "Risk Factors."

DILUTION:
                  After giving effect to this issue, the price of each Common Share offered hereunder exceeds the net tangible book value per common share at December 1, 1997 by $4.48, representing a dilution of 89.6% to new investors. See "Dilution."


                                   RISK FACTORS

In evaluating the Company and its business, the following risk factors should be carefully considered before investing in the Common Shares of the Company. The Company's actual results could differ materially from those discussed in the Prospectus. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere herein.


Limited Operating History

The Company started operation on January 1, 1997 and was incorporated in the State of Nevada on February 7, 1997. Consequently, the Company's only operating history prior to that time was the start up activities of the promoters in negotiating agreements with Archer Daniels Midland Company and sawmills in British Columbia, and related activities with Elmore, Southern Ventures, Inc. (Canada), Riverside Carbon Products, Inc., and Riverside Grain Products, Inc. At this point, the Company has fiber supply agreements in place with some sawmills in British Columbia, and has signed a purchase agreement with ADM to acquire a starch and gluten manufacturing plant in Thunder Bay, Ontario.


Sufficiency of Proceeds of the Offering and Future Capital Requirements

There is no assurance that sufficient operating funds to complete the Company's business plan will be obtained as a result of this offering or from any other source. The Company has incurred substantial indebtedness to finance its development activities. As a result, the Company is subject to the risk generally associated with debt financing, including the risk that its cash available for debt service will be insufficient to meet required payments of principal and interest, the risk of increased payments or negative amortization as a result of increases in interest rates in the case of indebtedness which bears interest at a variable rate and the risk that indebtedness requiring balloon principal payments may not be able to be repaid or refinanced when due. Furthermore, in the case of indebtedness secured by the Company's real property, upon default by the Company in its payment obligations, the property could be foreclosed with a consequent loss of income and asset value to the Company. Accordingly, in the event of default by the Company under its indebtedness, the lender may proceed against all Company assets to satisfy its debt and is not limited to the specific real property pledged as security therefor.

On a pro forma basis after giving effect to the anticipated use of net proceeds of the Offering, total indebtedness of the Company would have been approximately $7.4 million. Before giving effect to the proceeds from this Offering, on a pro forma basis, the total indebtedness of the Company would have been approximately $7.4 million. Of this amount, $900,000 has been incurred to finance the Company's development activities. The terms on the indebtedness are as follows: $450,000 company development debt at 8%, payable on demand; $450,000 company development debt at 8%, payable at December 31, 1998; $3,000,000 to ADM for the purchase of the starch and gluten plant with no interest in the first year, payable in installments over three years, $3,500,000 Elmore debt at various rates and terms, generally secured by the equipment purchased with the proceeds. There can be no assurance that the Company will be able to repay or refinance its indebtedness (on acceptable terms or at all) as it becomes due.

Future growth of the Company will depend on the Company's borrowing capacity and its ability to raise capital. There can be no assurance that the Company will continue to have access to funds sufficient to finance future growth or, if available, that funds will be available on terms acceptable to the Company.


Note Payable to ADM

On October 16, 1997, the Company purchased from Archer Daniels Midland Company land, improvements and equipment in Thunder Bay, Ontario for the production of starch and gluten. The Company paid a total consideration of $5,000,000 by issuing a $3 million dollar installment note and a $2,000,000 demand note fully secured by the assets acquired. The $2,000,000 demand note may be satisfied through the issuance of 9% of the total Common Shares on a fully diluted basis or 1,960,000 shares upon completion of the Offering. According to the contract entered into with ADM, if the Company did not achieve listing status on an exchange by January 16, 1998, ADM would have the option of making the note due and payable. Since the Company did not achieve listing status by January 16, 1998, the shares reserved for ADM may be canceled and the $2,000,000 demand note may now be made due and payable. ADM has not chosen this option and it is management's opinion based on communications with ADM that once the listing conditions are met, ADM will accept shares to satisfy the demand note. However, management cannot guarantee that ADM will not make the demand note due and payable before the Company can satisfy the note through the issuance of Common Shares. The Company has no means to satisfy this note prior to achieving listing status on an exchange or the OTC market. If the Offering is not successful, and the Company does not achieve listing status, the Company will need to revise its corporate objectives and seek alternative financing sources not currently considered. Further, if payment is demanded on the note before achieving listing status, the Company's ability to continue as an ongoing concern could be greatly affected.


Direct Participation Offerings

The Shares offered hereby will be sold through the direct participation of the officers and directors of the Company without the benefit of a broker or agent, unless one is engaged at some future date. A broker or agent would have greater access to investors and more experience with public offerings than the officers or directors of the Company. Without reliance on such individuals skilled in the promotion of public offerings, it may require additional time to conclude the offering, and the Company will not have access to market analysis usually provided by such firms. Additionally, investors are not afforded the benefit of third party due diligence and verification of corporate business plans.


Offerings With No Minimum Level

The Offering does not have a minimum level. Funds received by the Company will be used as received to repurchase preferred shares from Mr. Bobby Harvey. See "Use of Proceeds." Where no minimum offering is required, there can be no assurance that any minimum financial condition is met before funds are released to the Company. Investment in the Offering becomes immediately at risk.


Offering Price and Lack of Established Market

Prior to this offering there has been no established trading market for the Company's common stock. The initial public offering price of the Common Shares offered hereby has been arbitrarily determined by the Company. There is no representation that the common stock can be resold at the offering price. Prior to this Offering there has been no market for the common stock and no market is expected to develop. There is no assurance that the Company will be able to achieve listing status on the OTC Bulletin Board. Failure to achieve a listing status and the subsequent lack of a public trading market will severely restrict the ability of investors to sell their securities. The market price of the Common Shares could be subject to significant fluctuations in response to factors such as variations in the Company's anticipated or actual results of operations, limited trading volume in the Common Shares, general market conditions or the silica and charcoal briquette industries in general. See "Determination of Offering Price."


Control by Existing Management

Upon completion of this Offering and the retiring of the preferred shares and, assuming all 1,000,000 shares offered hereunder are sold, the officers and directors of the Company as a group will control 61.3% of the outstanding voting stock, see "Principal Shareholders." The Chairman and CEO of the Company Mr. Bobby Harvey and members of his immediate family will control an aggregate of approximately 44.9%. It should be noted that Mr. Gordon Tucker is currently the shareholder, director and sole signing officer of National Synfuels, Inc. ("NSI") which owns 21.7% of the shares of the common stock of the Company. Upon completion of the Offering, Mr. Tucker and members of his immediate family will control an aggregate of approximately 27.2% of the outstanding shares of the common stock of the Company, including the stock owned by NSI. Such control, which may have the effect of delaying, deferring or preventing a change of control of the Company, is likely to continue for the foreseeable future and significantly diminishes control and influence which future stockholders may have in the Company. See "Principal Shareholders." The purchasers of common stock pursuant to this Offering will individually and collectively be minority shareholders. It should be noted that the Company has failed to achieve listing status on an exchange by January 16, 1998, and accordingly the shares reserved for Archer Daniels Midland ("ADM") may be canceled and the $2,000,000 payment made due and payable at ADM's option. This would change both the percentages listed above and the total debt of the Company. See "Dilution." At this time, ADM has indicated that they fully intend to accept the shares reserved for them in satisfaction of the $2,000,000 note. However, the Company has yet to receive an extension in writing from ADM, and management cannot provide any assurances that the $2,000,000 will not be made due and payable.

The Company has not made provision in its Articles of Incorporation to be excluded from the Nevada Combinations With Interested Stockholders Act and the Nevada Acquisition of Controlling Interest Act. Such acts will have the effect of delaying or making it more difficult to effect a change in control of the Company.

The Company's Bylaws permit stockholders to take action by written consent in lieu of a meeting so long as holders of not less than a majority of the outstanding shares, or such greater percentage as may be required for the action proposed to be taken, participate in such consent.


Contractual Arrangements and Sources of Financing

With respect to certain projects under negotiation and those to be pursued in the future, there can be no assurance that the Company will be able to obtain all necessary project development agreements, construction contracts, power sales contracts, product sales contracts, licenses and permits or satisfactory financing commitments.


Litigation

The Company is unaware of any pending (or basis for) litigation against it, its 100% owned subsidiaries, Elmore Sand & Gravel, Inc., Tuskegee Sand & Gravel, Inc., Southern Ventures, Inc. (Canada), Riverside Carbon Products, Inc. and Riverside Grain Products, Inc. Further, the Company is unaware of any pending (or basis for) litigation against any company with which it is affiliated not already made available through other means of public disclosure. However, there can be no assurance that material litigation will not be instituted against the Company or its subsidiaries in the future.


Changes in Tax Law

The Company, and where applicable, investors participating with it will develop and own particular projects primarily because of the positive revenue returns to be expected. The Company will conduct its business in a form so as to take advantage of all available tax shelters but, to the extent that any tax advantages to investors and the Company are affected by future changes in tax law, including 'accelerated cost recovery' legislation, individual financing in the future may be structured differently. Any such law and regulation change may have a significant impact on the Company.


Conflicts

Gordon Tucker is currently the Registered Agent, shareholder, Director and sole signing officer of National Synfuels, Inc. The Company currently licenses technology from National Synfuels, Inc. for use in its projects, and pays a royalty for each ton of raw material processed in accordance with the license. For information on the ability to control or patent the design technology, see "Competition." No royalties are owed or have been paid to date.


Dividends

The Company has paid no cash dividends on common stock since its inception. The Company currently intends to retain all earnings for use in the expansion of its business and other corporate purposes and therefore does not anticipate paying any cash dividends on common stock in the foreseeable future. The payment of future dividends will be at the discretion of the Board of Directors of the Company and will depend, among other things, upon the Company's earnings, capital requirements and financial condition. The Company has incurred considerable debt and will require additional debt financing to complete the development of its business. The acquisition of such debt may require the Company to enter into covenants which may require onerous restrictions on the Company in payment of dividends. See "Dividend Policy."


Dependence on Key Personnel

The Company is substantially dependent upon the efforts and skills of its executive officers and management, particularly Bobby Harvey, the Company's CEO, who has considerable experience in the silica mining industry. Some of the other officers of the Company have had experience in the development of 'waste to chemicals' projects. The officers have also had management experience in other areas critical to the business of the Company. The Company does not currently carry key man life insurance on any member of the executive staff. The death, disability or other loss of services of executive officers in the short term could have a materially adverse impact on the profitability and success of the Company. See "Management."

Additionally, the Company has not yet entered into any employment agreements with any of the executive staff.


Competition

The processing of selected wastes into salable products has been common for many years. Although some companies are in the process of developing technology to process waste materials, no identifiable company known to management has yet entered the field of total waste utilization by controlling the largest sources of a selected waste product such as waste wood for a specific application. Many companies with greater financial resources than the Company have the personnel and facilities to rapidly develop in this field. The Company does not believe that patents are available to protect all of its processes from use by competitors. The Company has no plans to seek patent protection for process design or technologies.


Legislative Changes

Unforeseen changes in government legislation or regulations could negatively impact the Company's mining operations. Currently the Company is fully licensed to conduct its mining operations in Alabama. The Company is unaware of any pending legislation that would prevent the Company from conducting its mining business.


Contractual Obligations

Once the charring plants are built, the Company will assume the risk of accepting wood waste whether or not the market for char remains strong. After the Company starts accepting wood residue, it will face the economic liability of wood waste disposal if this raw material is not converted to char. The Company has currently committed to accept 220,000 tons of wood waste per year once that charring plants for the briquette project have become operational. It is anticipated by management that the charring plants will become operational in 1999.


Regulatory Approvals

Although some environmental and construction permits have been obtained, there is no guarantee that the Company will successfully secure future regulatory approvals that may be required in a timely manner, or at all. Delays in receiving or inability to obtain regulatory approvals or required permits could adversely affect the attainment of company goals. Indication of the type of regulatory approval required for each of the Company's subsidiaries is shown below.

Riverside Carbon Products- Charcoal Briquette Project:
The charcoal briquette project involves the implementation of proprietary thermal processing equipment that requires construction permits, water discharge permits and air discharge permits to be obtained from the Ministry of Environment in British Columbia. Management estimates the cost of obtaining the construction permits to be $10,000. The water discharge permits and air discharge permits are estimated to cost in total about $500 per year per manufacturing facility.

Riverside Grain Products- Starch and Gluten Plant:
Restarting the starch and gluten plant will require effluent discharge permits from the Ministry of Environment in Ontario. The required Certificates of Approval will be obtained at no cost to the Company.

Elmore Sand & Gravel:
No additional permits are needed for the silica mining operation. Total suspended solids must be monitored for any water discharge. Elmore's current costs associated with obtaining permits and maintaining compliance with other environmental regulations are approximately $11,000 per year.

Unforeseen Required Regulatory Approvals:
Since the Company is currently in the process of developing several projects, (see "Business of the Company") it is not possible for management to anticipate all regulatory approvals required for complete project implementation.


Technology

The technology to successfully convert wood waste to chars has been proven by the Company during tests run on a pilot scale plant. However, this technology has not been proven on a commercial scale. There are no guarantees that product yields obtained during pilot testing will be achieved nor that marketable chars will be produced on a commercial scale.


Dilution

Purchasers of the Common Shares offered hereby will incur an immediate and substantial dilution in the net tangible book value of the Common Shares from the initial public offering price. After giving effect to this issue, the price of each common share offered hereunder exceeds the net tangible book value per common share at December 1, 1997 by $4.48, representing a dilution of 89.6%. See "Dilution."


Shares Eligible for Future Sales

Upon consummation of this Offering, the Company will have outstanding 21,897,400 shares of common stock. The 1,000,000 shares of common stock offered hereby will be freely transferable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act").

Sales of substantial amounts of Common Shares in the public market after the Offering, or the perception that such sales could occur, could adversely
affect the market price for the Common Shares.   The shares of Common Shares
held by the existing stockholders will be eligible for sale in the public market in the quantities and manner permitted by Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), which allows holders of restricted securities to sell their securities by means of ordinary brokerage transactions in the open market after a one year holding period under certain conditions. See "Management." There are also provisions of Rule 144 which would conditionally permit the sale of securities, without any limitation, by a person who is not an affiliate of the Company and who has satisfied a two year holding period. Any sale of such securities may have an adverse effect on the market price of the Company's securities.


Authorization of Preferred Stock

The proceeds from this Offering will be used to make a payment of $5,000,000 to Mr. Bobby Harvey to retire the 10,000,000 preferred shares currently held by him, giving the Board of Directors the authority to issue up to 10,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of the Common Shares will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the rights of holders of Common Shares and under certain circumstances make it more difficult for a third party to gain control of the Company. No shares of preferred stock will be outstanding upon completion of the Offering, and the Company has no current plans to issue any shares of preferred stock. See "Description of Securities."

The preferred shares currently issued and outstanding have a call provision at $0.50 per share with each share having claim to a proportional amount of the dividends paid. The shares will be retired as the Company exercises the call, and takes possession of the preferred shares.


Item 4.  Use of Proceeds

The net proceeds will be used by the Company to make payment to Mr. Bobby Harvey to retire the preferred shares issued to Mr. Bobby Harvey as a result of the Company's acquisition of Elmore Sand & Gravel, Inc. and Tuskegee Sand & Gravel, Inc. See "Business of the Company."

The Common Shares offered hereby are being sold on a direct participation basis and there can therefore be no assurance that the Company will receive the estimated $5.0 million in net proceeds anticipated from this Offering. If all of the Common Shares offered hereby are not sold, then the Company will be unable to fund all the intended uses described herein for the net proceeds anticipated from this Offering without obtaining funds from alternative sources or using working capital generated by the Company. Such alternative sources or working capital may be unavailable to the Company. To the extent that the Company receives less than the maximum $5.0 million in estimated net proceeds (after the payment of all expenses related to the Offering hereby), the Company will use any net proceeds to retire the preferred shares.

The following table indicates the uses to which the Company proposes to put these funds:

                                                               Offering
                                                              ----------

Proceeds from the Offering                                    $5,000,000
                                                              ----------

1. Retiring of 10,000,000 preferred shares                     5,000,000
                                                              ----------

                                                              $5,000,000 (1)
                                                              ----------
Notes:

(1) The additional $850,000 required for the expenses of the Offering will be raised though cash flow from operations or other means. The $500,000 commission expense will only be realized if the Company hires an Agent.


Item 5.  Determination of Offering Price

Prior to the Offering hereby, there has been no public market for the Company's common stock. The price to the public has been arbitrarily determined by the Company and may not be indicative of the market price for the Common Shares after this Offering. The Company makes no representations as to any objectively determinable value of the Common Shares. Factors considered in determining the Offering price were primarily based on the potential cash flows of the projects currently under development and the stage of development of those projects.


Item 6.  Dilution

The pro forma net tangible book value of the Company at December 1, 1997, after giving effect to the retiring of the preferred shares, was $6,286,901, or $0.30 per share. Pro forma net tangible book value per share represents the Company's pro forma net tangible assets less total liabilities, divided by the number of common shares outstanding. In accordance to APB 16 "Accounting for Business Combinations", this transaction qualifies as a reverse acquisition. The Registrant's historical financial statements will be those of Tuskegee Sand & Gravel, Inc. and Elmore Sand & Gravel, Inc. and the accounts of Southern Ventures, Inc. will be reflected in the consolidated financial statements from the 10/22/97 date of the acquisition. The Pro forma dilution takes this into effect. After giving effect to the sale by the Company of the Common Shares offered hereby at an assumed initial public offering price of $5.00 per share and the application of the net proceeds therefrom, the pro forma net tangible book value of the Common Shares at December 1, 1997 would have been approximately $11.3 million, or $0.52 per share. This represents an immediate increase in pro forma net tangible book value of the Common Shares of $0.22 per share to existing stockholders and an immediate dilution of $4.48 per share to purchasers of Common Shares in the Offering. The following table illustrates the dilution per share to the purchasers of the Common Shares in the Offering:

Assumed initial public offering price per share...........    $5.00
   Pro forma net tangible book value per share as
         of December 1, 1997..............................    $0.30
   Increase per share attributable to the Offering........    $0.22
Pro forma as adjusted net tangible book value per
         share after the Offering.........................    $0.52

Dilution per share to new investors.......................    $4.48


The following table sets forth, on a pro forma basis after giving effect to the retiring of the preferred shares previously issued, the number of shares of capital stock issued by the Company, the total consideration paid and the average price per share paid by the existing stockholders and the new investors purchasing the Common Shares in the Offering, assuming an initial public offering price of $5.00 per share, before deducting underwriting discounts and estimated offering expenses.


                          Shares Purchased  Total Consideration  Average Price
                                                                     per Share
                            Amount    Percent    Amount    Percent
Previous Shareholders    18,937,400     86.5   $4,286,901   38.0%        $0.23
New Shareholders          1,000,000      4.6   $5,000,000   44.3%        $5.00
Archer Daniels Midland    1,960,000      9.0   $2,000,000   17.7%        $1.02
Company
Total                    21,897,400    100.0  $11,286,901  100.0%        $0.52

It should be noted that the Company has failed to achieve listing status by January 16, 1998 as required by the purchase agreement entered into with ADM, and the shares reserved to satisfy the $2,000,000 note may be canceled and the note made due and payable at ADM's option. This would decrease the dilution per share to $4.43. See "Risk Factors- Note Payable to ADM."


Item 7.  Selling Security Holders

All securities offered hereby are being sold by the Company. No other shareholders are selling securities as a part of this Offering.


Item 8.  Plan of Distribution

General

The Company is offering to sell up to 1,000,000 shares of its common shares. The Common Shares will be sold by the Company on a direct participation basis through one or more officers and directors of the Company who will not receive compensation in connection with any offers or sales of the Common Shares, and who is not deemed to be a Broker under Rule 3a4-1 of the Securities Exchange Act of 1934. The Company may also retain licensed broker-dealers ("Agents") to sell the Common Shares on a "best efforts" basis. There are no underwriters involved in this Offering. If the Company retains Agents to sell the Common Shares offered hereby, the Company will pay such Agents a selling commission of up to 10% of the gross offering proceeds attributable to Common Shares sold by such Agents. The Company and the Agents, if any, will, in all likelihood, agree to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933.

The Common Shares will be sold at the price of $5.00 per share. There is no minimum number of shares a subscriber is required to purchase in order to subscribe to the Offering hereby. The Company reserves the right to withdraw, cancel or modify the Offering hereby and to reject subscriptions, in whole or in part, for any reason.


Subscription Procedures

An agreement to purchase the Common Shares offered hereby (the "Subscription Agreement') accompanies this Prospectus. Subject to availability and the Company's right to reject subscriptions, in whole or in part, for any reason, Common Shares may be subscribed for by completing, executing and returning the Subscription Agreement, together with payment for all shares subscribed for, to Southern Ventures, Inc., 15000 Hwy. 11N. Cottondale, AL 35453. The Company's acceptance of a subscription shall be evidenced solely by the delivery to the subscriber of a written confirmation of sale. Receipt by the Company of a Subscription Agreement and/or deposit by the Company of payment for the subscribed shares as described below shall constitute acceptance of a subscription. The subscription payments will be deposited into the Company's account at AmSouth Bank of Tuscaloosa by the Company.

The Company will promptly refund any monies collected and attributed to a subscription, or portion thereof, rejected by the Company and pay to each rejected subscriber all interest earned by the Company, if any, on such subscriber's rejected escrowed subscription payment, or portion thereof. However, unless the Company cancels this offering or rejects a subscription, in whole or in part, subscribers will have no right to a return of their subscription payment.

Stock certificates will not be issued to subscribers until such time as the funds related to the purchase of Common Shares by such subscribers are deposited by the Company. Until such time as stock certificates are issued to the subscribers, the subscribers will not be considered shareholders of the Company.


Warranties by Subscribers

In the Subscription Agreement, each subscriber represents and warrants to the Company that the subscriber (i) has received this Prospectus and in making a subscription is only relying on the representations set forth in this Prospectus and (ii) has indicated his or her true state of legal residence.

Each potential investor should carefully read this Prospectus in its entirety prior to purchasing the Common Shares offered hereby. The warranty given to the Company by each subscriber indicating that the subscriber has received this Prospectus and is only relying on the representations set forth herein provides the Company with some comfort that each subscriber has read this Prospectus. To the extent permitted by federal and state securities laws, the Company might assert its rights under this warranty to rebut a subscriber's claim that he or she relied on any oral representations or written representations other than those set forth in this Prospectus.

In some states, for various reasons, the Company will not obtain permission to sell the Common Shares offered hereby. The Company will reject subscription agreements received, if any, from residents of such states. The warranty given by each subscriber indicating the subscriber's true state of legal residence will assist the Company in complying with state securities laws. The Company might assert its rights under this warranty if a misrepresentation by a subscriber resulted in the Company selling shares of common stock in a state in which the Company was not permitted to sell such shares in violation of such state's securities laws. A subscriber does not waive any rights under the federal securities laws by executing the Subscription Agreement.

The Company will not be registering its securities in the following states:
Kentucky, Louisiana, New Hampshire, Ohio, Tennessee, Washington D. C., Guam.


Termination of Offering

The Company may terminate this Offering at any time prior to the sale of all 1,000,000 Common Shares offered hereby. The Offering will be terminated 12 months from the effective date.


Item 9.  Legal Proceedings

To the best knowledge of the directors and officers of the Company, there is no pending or threatened action, suit or proceeding before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries, of a character required to be disclosed in the Prospectus, and there is no franchise, contract or other document of a character required to be described in the Prospectus, or to be filed as an exhibit, which is not already described or filed; and the statements included or incorporated in the Prospectus describing any legal proceedings or material contracts or agreements relating to the Company fairly summarize such matters as of the date thereof.

Neither the issue and sale of the Securities, nor the consummation of any other of the transactions herein contemplated, nor the fulfillment of the terms hereof, nor the delivery of shares of Southern Ventures, Inc. and Subsidiary(s) Common Shares upon the exchange of the Securities will conflict with, result in a breach of, or constitute a default under the charter or by-laws of the Company or the terms of any indenture or other agreement or instrument known to such counsel and to which the Company or any of its subsidiaries is a party or bound, or any order or regulation known to such counsel to be applicable to the Company or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over the Company or any of its subsidiaries.


Item 10. Directors, Executive Officers, Promoters and Control Persons

The names of the executive officers and directors of the Company, their respective ages and positions with the Company are as follows:

       Name                     Age  Position with the Company

       Bobby H. Harvey          60   Chairman of the Board & CEO
       Chester I. Wright III    37   Treasurer and Director
       E. Elaine Knapp          28   Secretary and Director
       W. Benjamin Wood         31   Vice President and Director
       David Parsons            50   Vice President and Director
       Ross G. Tucker           35   Vice President and Director
       David Tucker             37   Director
       Dennis Saunders          50   Vice President

All directors hold office until the next annual shareholders meeting of the Company or until their successors have been elected and qualified. Executive officers serve at the discretion of the board of directors. No director receives any compensation other than his or her salary as an employee of the Company.


Mr. Bobby Harvey                                  Chairman , CEO and President

Mr. Harvey currently serves as Chairman, CEO and President of Southern Ventures, Inc. Mr. Harvey also serves as the CEO and President of Elmore Sand and Gravel, Inc. and has served in this capacity from 1992 to date. Mr. Harvey has over 25 years of experience in the silica mining and trucking industries. Prior to acquiring Elmore Sand and Gravel, Inc., Mr. Harvey owned and operated Tuskegee Sand and Gravel, Inc. and was a major partner in Walt's Sand and Gravel, Inc. From 1972 to 1984, Mr. Harvey owned and operated Harvey Trucking, Inc. Mr. Harvey continues to provides consulting to other mining operations and is highly regarded in the silica mining industry for his expertise. Mr. Harvey also serves as the CEO/President and Director of Elmore Sand and Gravel, Inc. and Tuskegee Sand and Gravel, Inc.


Mr. Chester I. Wright III                               Treasurer and Director

Before joining the Company in 1997, Mr. Wright took on the responsibility of overseeing all operational and financial management of a real-estate office as a comptroller for ERA American Brokers, Inc. In this position he supervised over 40 people from 1989 to 1996. Mr. Wright's implementation of innovative programs and financial management after accepting the position of comptroller of the ERA office resulted in an increase in annual revenues from $35 million to over $50 million in just two years. Prior to his employment at ERA, Mr. Wright was a partner in Wright Services, Inc. where he implemented a program that tripled profits over a four year period. Mr. Wright has been an invited speaker at regional ERA conventions and has been published in the fields of real-estate transactions and tax accounting.


Ms. Elaine Knapp                                        Secretary and Director

Ms. Knapp has considerable experience in operational management of entrepreneurial enterprises. As the president of The Underwater Connection, Inc. from 1995 to 1996, Ms. Knapp was responsible for supervising all operations and management of the company, and for insuring progress in attaining company goals. Ms. Knapp had previously been responsible for accounting and purchasing at Synchem International, Inc. from 1994 to 1995, and has been involved with the preparation and evaluation of corporate finances. Before joining Synchem, Ms. Knapp worked for JVC Disc America from 1992 to 1994 where she was responsible for developing and implementing a new system for quality control, which required an intimate and comprehensive understanding of every aspect of production. Ms. Knapp is also able to communicate effectively in French, and is familiar with Norwegian, Serbo-Croatian and American Sign Language.


Mr. W. Benjamin Wood           Vice President of Public Relations and Director

Mr. Wood joined the Company from International Media Promotions, Inc. in 1996 where he was employed since 1994. Mr. Wood's previous experience at Home Box Office, Inc. and Manning, Selvage and Lee Public Relations required the organization of national marketing campaigns with multi-million dollar budgets. He successfully administered the proper execution and distribution of marketing funds, and was responsible for analyzing the campaign results to determine the effectiveness of both the funds spent and the tactics used in the various markets. Mr. Wood has already developed a corporate public relations and communications plan to introduce the Company to financial markets. Mr. Wood's education is in advertising and public relations with a B.A. in Public Relations granted by the University of Alabama. Mr. Wood also serves as CEO and Director of Southern Ventures, Inc. (Canada).


Mr. David Parsons           Vice President of Project Development and Director

As Manager of the Environmental Assessment Branch of the B.C. Ministry of Environment, Lands and Parks from 1981 to 1996, Mr. Parsons was responsible for supervising several senior staff members in the environmental assessment of major industrial, mining and energy projects. Mr. Parsons has 18 years of experience working for the Ministry of Environment and has participated in writing environmental legislation such as the Environmental Assessment Act. Throughout his career, Mr. Parsons has been responsible for coordinating hundreds of environmental impact assessments. Mr. Parsons received a M.Sc. in Soil Science and Land Use Planning from the University of British Columbia as well as a Diploma in Elementary Education and a B.Sc. in Agriculture. Mr. Parsons also serves as President and Director of Riverside Carbon Products, Inc.


Mr. Ross Tucker                                    Vice President and Director

Mr. Tucker's previous experience as President of Chesapeake Capital Corp. from 1993 to 1996 has given him a great deal of experience in providing management for corporate operations. As Production Manager and Supervisor for companies such as Exact, Inc. and Bill Rivers Corp., Mr. Tucker was responsible for the supervision of 30 shop and design personnel, and developed and implemented a production line for the manufacturer of freezer storage units for Winn Dixie Food Products Co. Over the last 16 years, Mr. Tucker has been involved in almost every aspect of the fabrication industry from heavy I-beam construction and high pressure thermal processing equipment fabrication to precision sheet metal work and the fabrication of special alloy parts for the stealth fighter. Mr. Tucker has received over 10 certifications including governmental welding certifications, Statistical Processes Control and Instrumentation (SPCI), and project management.


Dr. David Tucker                                                      Director

In addition to the administrative and management skills gained as President of International Refractory Services from 1992 to 1993 and President of Zorah Media Corporation from 1994 to 1995, Dr. Tucker has 15 years of experience in engineering, design and construction of projects involving chemical synthesis. As a chemical design engineer and consultant for Midwest Pacific, Inc., Dr. Tucker was responsible for the start-up and modification of prototype industrial capacity plants designed to convert wood waste into oils through ablative fast pyrolysis. Dr. Tucker has a Ph.D. in Physical Chemistry and has performed extensive research in coal chemistry and the synthesis of chemicals from biomass. His undergraduate degrees are in Synthetic Fuels Science and in Aviation. He has been published frequently in technical journals and is a member of several scientific research societies.


Mr. Dennis Saunders                                    Vice President of Sales

Mr. Saunders previous position as general manager for Heartland Wheat Growers (Farmland Industries) from 1994 to 1996 required the supervision of all operational management of the company including sales, financial, operations, warehousing, and distribution. Mr. Saunders was also responsible for managing the construction of a $30 million wheat starch and gluten plant, and managed the supervision of 55 employees. As a national sales manager for ADM from 1992 to 1994, Mr. Saunders was responsible for wheat and cornstarch product sales throughout North America. Overall, Mr. Saunders has 30 years of experience in the food products industry. Mr. Saunders is a member of several professional associations and has been published in the TAPPI Journal.


Item 11. Security Ownership of Certain Beneficial Owners and
Management

The table below identifies the control positions of the directors and officers of the Company and individuals (or organizations) that are known to hold more than 5% of the common shares as of February 1, 1998, after giving effect to sale of Common Shares offered hereby. All shares are owned directly. The officers and directors as a group own 22,946,000 shares. Upon completion of the Offering, the officers and directors as a group will beneficially own 12,946,000 shares, representing a total of 59.1% of the total outstanding shares of the Company.

Name and Address of Beneficial     Amount of  Class of  percent of   percent
of
         Owner(1)                    Shares  Shares   Class prior  Class after
                                 Controlled           to Offering     Offering

Bobby Harvey(2)                 10,000,000   Preferred      100.0         0.0
Bobby Harvey                     9,841,000   Common          47.1        44.9
Chester I. Wright III              475,000   Common           2.3         2.2
David Tucker                       725,000   Common           3.5         3.3
David Herr                         475,000   Common           2.3         2.2
Elaine Knapp                       475,000   Common           2.3         2.2
Ross Tucker                        475,000   Common           2.3         2.2
Benjamin W. Wood                   475,000   Common           2.3         2.2
David Parsons                      380,000   Common           1.8         1.7
Dennis Saunders                    100,000   Common           0.5         0.5
National Synfuels, Inc.(3)       4,750,000   Common          22.7        21.7
Archer Daniels Midland(4)        1,960,000   Common           9.4         9.0
Other Shareholders                 766,400   Common           3.7         3.5
Previous Shareholders           20,897,400   Common         100.0        95.4
New Investors                    1,000,000   Common                       4.6

Total Voting Shares             21,897,400                              100.0

(1) Address of beneficial owners is 15000 Highway 11 North, Cottondale, AL
35453.
(2) All of the preferred shares will be retired upon consummation of the Offering.
(3) National Synfuels, Inc. is currently controlled by Mr. Gordon Tucker. See "Interest of Management in Material Contracts."
(4) It should be noted that the Company has failed to achieve listing status by January 16, 1998 as required by the purchase agreement entered into with ADM, and the shares reserved to satisfy the $2,000,000 note by be canceled and the note made due and payable at ABM's option. This would change both the dilution listed above and the total debt of the Company.


Item 12. Description of Securities

The Company is authorized to issue 40,000,000 Common Shares with a par value of $0.001, of which, as at the date hereof, 21,897,400 are issued and outstanding as fully-paid and non-assessable. See "Recent Sales of Unregistered Securities."

The holders of Common Shares are entitled to dividends if, as and when declared by the directors, to one (1) vote per common share at meetings of the holders of the Common Shares and, upon liquidation, to receive such assets of the Company as are distributable to the holders of the Common Shares. All of the Common Shares to be outstanding upon completion of this Offering will be fully-paid and non-assessable.

The shares of Common Shares held by the existing stockholders will be eligible for sale in the public market in the quantities and manner permitted by Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), which allows holders of restricted securities to sell their securities by means of ordinary brokerage transactions in the open market after a one year holding period under certain conditions. See "Management." There are also provisions of Rule 144 which would conditionally permit the sale of securities, without any limitation, by a person who is not an affiliate of the Company and who has satisfied a two year holding period. Any sale of such securities may have an adverse effect on the market price of the Company's securities.

The Amended Certificate of Incorporation of the Company authorizes the issuance of 10,000,000 shares of undesignated preferred stock, par value $0.001 per share (the "Preferred Shares"). As at the date hereof, 10,000,000 Preferred Shares have been issued in the acquisition of Elmore Sand & Gravel, Inc. and Tuskegee Sand & Gravel, Inc. (collectively, "Elmore"). These shares have full voting rights and dividends equal to 80% of the net earnings from Elmore. Upon completion of this Offering, all of the Preferred Shares currently issued will be retired, at which time the Board of Directors has the authority, without further vote or action by the stockholders to issue the undesignated Preferred Shares in one or more series and (subject to the limitations prescribed by law) to fix all rights, qualifications, preferences, privileges, limitations and restrictions of each such series, including dividend rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series. Although it currently has no plans to do so, the Board of Directors, without stockholder approval, can issue preferred shares with voting and conversion rights which could adversely affect the voting power of the holders of Common Shares. The issuance of Preferred Shares may have the effect of delaying, deferring or preventing a change in control of the Company. The Preferred Shares are entitled to a priority over the Common Shares with respect to payment of dividends and distribution of assets upon liquidation of the Company. See "Risk Factors." The Company has no present intent to issue shares of Preferred Shares.


                                 CAPITALIZATION
                                            Amount              Amount
                         Amount       Outstanding before   Outstanding after
                       Authorized         the Offering        the Offering

   Common Shares       40,000,000          20,897,400          21,897,400
   Preferred Shares    10,000,000          10,000,000             nil


Item 13. Interest of Named Experts and Council

No expert or council engaged by the Company has an interest in the Company's securities exceeding $50,000.


Item 14. Disclosure of Commission Position of Indemnification for Securities Act Liabilities

The Company's Articles of Incorporation provide that, pursuant to Nevada law, each director shall not be liable for monetary damages for breach of the directors' fiduciary duty as a director to the Company and its stockholders. In addition, the Company's Bylaws provide that the Company will indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by law. The Company also contemplates entering into indemnification agreements with its officers and directors.

The Company's Articles of Incorporation provide that no officer or director will be personally liable to the Company or any stockholder for damages for breach of fiduciary duty as a director or officer, except for (i) acts or omissions that involve intentional misconduct, fraud or a knowing violation of law or (ii) the payment of dividends in violation of the Corporation Law. If the Corporation Law is amended or interpreted to eliminate or limit further the personal liability of directors or officers, then the liability of all directors and officers automatically will be eliminated or limited to the full extent then so permitted. These provisions in the Articles of Incorporation do not eliminate the fiduciary duties of the directors and officers and, in appropriate circumstances, equitable remedies such as injunctive relief or other forms of non-monetary relief will remain available under Nevada law. In addition, these provisions do not affect responsibilities imposed under any other law, such as the federal securities laws or state or federal environmental laws.

The Company's Bylaws provide that the Company will indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted under the Corporation Law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence by indemnified parties and permits the Company to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification. The Company intends to seek liability insurance for its officers and directors.

Prior to the consummation of the Offering, the Company anticipates that it will enter into separate indemnification agreements with each of its directors and officers. These agreements will require the Company, among other things, to indemnify such persons against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions involving intentional misconduct, fraud or a knowing violation of law), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to cover such persons under any directors' and officers' liability insurance policy maintained by the Company. These indemnification agreements will be separate and independent of the indemnification rights under the Bylaws and are irrevocable.

The Company believes that these provisions of the Articles of Incorporation and Bylaws and the indemnification agreements are necessary to attract and retain qualified persons as directors and officers. Insofar as indemnification pursuant to the foregoing provisions against liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers or persons controlling the Company, the Company has been informed that, in the opinion of the Securities and Exchange Commission (the "Commission"), such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the securities Act and will be governed by the final adjudication of such issue.


Item 15. Organization Within Last Five Years

On January 1, 1997 the Company acquired from Mr. Gordon Tucker and Mr. Bobby Harvey certain assets in the amount of $439,860.37; an unsecured note was made payable jointly to Mr. Tucker and Mr. Harvey at a rate of interest of 8%. Those assets included: automobiles, computers, office equipment and supplies, shop equipment and supplies, leasehold improvements, real property purchase options and interest in projects that were in the process of being developed. The Company has obtained cash and has issued various notes payable to Mr. Harvey with outstanding balances through September 1997 of $249,733.

On February 4, 1997 the shareholders of the Company entered into an agreement with Mr. Bobby Harvey to participate in an IRS Code Section 368(a)(1)(B) reorganization, in which Southern Ventures, Inc. obtained 100% ownership of the Elmore in exchange for ten million (10,000,000) shares of voting preferred stock of Southern Ventures, Inc. As a result of this transaction, Mr. Harvey has been elected Chairman of the Board of Directors and CEO of Southern Ventures, Inc. (USA). On October 22, 1997 the transaction was consummated between Mr. Harvey and Southern Ventures, Inc.

On February 7, 1997 the Company entered into a royalty agreement with National Synfuels, Inc. whereby the Company has the sole and exclusive right to use technology which is patented under U.S. Patent # 4,385,905 (System and Method for Gasification of Solid Carbonaceous Fuels) issued by the U.S. Patent Office on May 31, 1983, in exchange for a royalty of two ($2.00) dollars per dry ton of wood processed into charcoal or fuels. This agreement includes the right of the Company to sublicense this technology.


Item 16. Description of Business

                              BUSINESS OF THE COMPANY

Business Development

Southern Ventures, Inc. (USA) ("the Company") started operation on January 1, 1997. On January 1, 1997 the Company acquired from Mr. Bobby Harvey and Mr. Gordon Tucker certain assets in the amount of $439,860.37 with an unsecured at an interest rate of 8%. These assets are comprised of equipment, royalty contracts and rights to the continued development of the charcoal briquette and starch and gluten projects.

The Company was incorporated in the state of Nevada on February 7, 1997.

On October 22, 1997 the Company acquired from Mr. Bobby Harvey 100% ownership of Elmore Sand & Gravel, Inc. and Tuskegee Sand & Gravel, Inc. (collectively "Elmore") in exchange for ten million (10,000,000) shares of the Company's voting preferred stock. As a result of this transaction, Mr. Bobby Harvey was elected Chairman of the Board of Directors and CEO the Company.

Prior to the incorporation of the Company, Southern Ventures, Inc. (Canada) was incorporated in Alberta, Canada on September 9, 1996 for the purpose of negotiating with Archer Daniels Midland ("ADM") regarding the purchase of the wheat starch and gluten plant in Thunder Bay, Ontario.

Executive Summary for the Company.

The Company's principal objective is to establish a highly profitable manufacturing base in North America by modernizing specific business facilities in declining industries and controlling raw material supplies. New technologies will replace obsolete manufacturing techniques and substantially reduce production costs. Control over raw material supplies will ensure the Company's corporate stability, production efficiency and long term growth potential.

The Company is organized to focus on rebuilding the charcoal briquette industry and improving operations in the grain processing and mineral mining industries. Figure 1 shows the current organizational structure of the Company.

                          Southern Ventures, Inc. (USA)
                                "The Company"
                           V                         V
                           V                         V
       Elmore Sand & Gravel, Inc. and                V
       Tuskegee Sand & Gravel, Inc.                  V
              "Elmore"                              V
                                     Southern Ventures, Inc. (Canada)
                                      V                         V
                                      V                         V
               Riverside Grain Products, Inc.  Riverside Carbon Products, Inc.
                    "Riverside Grain"              "Riverside Carbon"

                                    Figure 1
                    The Subsidiary Structure of the Company

Elmore is the foundation supporting the Company's ambitious plan to establish a strong manufacturing presence in North America. Elmore operates a silica sand and gravel mine in Elmore County, Alabama and is currently the only Company subsidiary generating revenues. The Company recently expanded Elmore's operations by installing a state-of-the-art silica processing plant. The new plant uses Company designed improvements for material handling to generate 2.5 times more silica sand and gravel than the old plant without significantly increasing labor or power costs. See "Business of the Company
- Elmore Sand & Gravel, Inc."

Southern Ventures, Inc. (Canada), a wholly owned subsidiary of the Company, is the central holding company for all Canadian operations. As such, it is the parent company of Riverside Grain Products, Inc. and Riverside Carbon Products, Inc.

Riverside Grain Products, Inc. ("Riverside Grain") was established to directly control the production of starch, a key raw material for the charcoal briquette project. Riverside Grain recently purchased the wheat starch and gluten plant in Thunder Bay, Ontario (the "Starch and Gluten Plant") from Archer Daniels Midland Company. The Starch and Gluten Plant became available for purchase because ADM had decided to internally consolidate its operations and close the plant in August 1996. Once reopened by the Company, the Starch and Gluten Plant will provide substantial earnings by processing wheat flour into gluten for the food industry, high-value starch for the paper industry, a modified starch for the gypsum wallboard industry and binder starch for the manufacture of charcoal briquettes. See "Business of the Company - Riverside Grain Products, Inc." The Company will install new equipment at the Starch and Gluten Plant before reopening the plant. See "Business of the Company - Capital Requirements." Riverside Grain is presently negotiating the purchase of a flourmill that may provide wheat flour for the Starch and Gluten plant in addition to semolina for the pasta industry. See "Business of the Company - Other Projects under Development."

Riverside Carbon Products, Inc. ("Riverside Carbon") was established to directly control the production of wood char, another key raw material for the charcoal briquette project. Riverside Carbon will use technology designed and tested by the Company that simplifies the construction and operation of furnaces which produce char from wood waste at low cost and with improved flexibility of product output. The new furnaces operate more efficiently and generate less pollution than the outdated equipment currently used in the charring industry. Residues from the wood processing industry will be used as raw material for charcoal briquette manufacturing. The Company has obtained twenty-year commitments from major sawmills to receive this material at no cost and has completed the acquisition of environmental permits required to construct and operate charring plants in British Columbia, Canada. The Company intends to install new plants sufficient to dominate the charcoal briquette market in North America.

The Company will modernize the charcoal briquette industry and generate greatly improved profits by installing new technology and controlling all raw materials used in the manufacture of products. The planned vertical integration of the charcoal briquette project is shown below in Figure 2. Developing the projects indicated will give the Company control over wood char and starch, the raw materials vital to manufacturing charcoal briquettes.

                   Timber                               Wheat
                      V                                  V
                      V                                  V
Lumber  <---- Sawmill Operation                     Flourmill   --->  Semolina
          (Riverside Carbon Products)        (Riverside Grain Products)
                      V                                  V
                      V  Wood Waste                Flour V
                      V                                  V
Power   <----  Charring Plants                Starch Gluten Plant-->    Gluten
                      V                                  V         "A" Starch
                      V  Char                 "B" Starch V
                      V ---------------><--------------- V
                                       V
                                 Briquette Plant
                           (Riverside Carbon Products)
                                       V
                                       V
                               Charcoal Briquettes

                                   Figure 2
           The Vertical Integration of Charcoal Briquette Manufacture

Company management has the skills and vision required to achieve the principal objective of establishing a strong manufacturing base in North America. By applying new technology and vertical integration, the Company will maximize profitability in the starch & gluten and charcoal briquette industries. Product market dominance will be attained through competitive pricing and aggressive marketing.

Capital Requirements

In addition to the proceeds of this Offering, the Company plans to raise $23,000,000 over the next two years through financing received from private lending institutions. Riverside Carbon will require approximately $14,000,000 for the installation of a charcoal briquetting plant and working capital. Riverside Grain will require approximately $1,500,000 for the installation of new equipment at the Starch and Gluten plant and approximately $7,500,000 to move the Starch and Gluten plant to a new facility in 1999. See "Business of the Company - Riverside Grain Products Inc."


Elmore Sand and Gravel, Inc. and Tuskegee Sand & Gravel, Inc. ("Elmore")

Status: Elmore is a mining company that produces high-grade silica gravel and sand from ancient alluvial deposits in Elmore County, Alabama. In October 1997, Elmore completed construction of a new plant to replace the old plant on site. The old plant has been retired and the new plant is fully operational.

Production:  Current production capacity is 600 tons of silica sand and gravel per hour.

Acquisition: The silica mining operation was acquired by the issuance of 10 million preferred shares of the Company's stock with a call provision at $0.50 per share. All 10 million shares were issued to Mr. Bobby Harvey on October 22, 1997. These shares entitle Mr. Harvey 80% of the net income earned by Elmore. By retiring the preferred shares, Elmore will generate additional pretax profit to the holders of Common Shares.

Tuskegee Sand & Gravel, Inc. was incorporated in the state of Alabama in 1974. Prior to acquisition by the Company, Tuskegee Sand & Gravel, Inc. was solely owned by Mr. Bobby Harvey. In 1992, Mr. Harvey acquired Elmore Sand & Gravel, Inc. from Alabama bankruptcy court and incorporated it in the state of Alabama. From 1992 to 1994, production at the Tuskegee Sand & Gravel, Inc. facility was gradually phased out and replaced by the Elmore Sand & Gravel, Inc. facility. By the beginning of 1994, Tuskegee Sand & Gravel, Inc. had ceased mining operations and the Elmore site was running at full production capacity.

Elmore is located in a region that has consistently produced high purity silica sand and gravel. Elmore actively leases more than two thousand acres of private and state lands that can provide high quality materials for at least another twenty years at maximum production levels. An independent engineering study conducted in October 1997 estimates reserves under the Company's current lease to be approximately 38.55 million tons with a current average value of $6.50 per ton.

The primary markets for Elmore's gravel are the ferrosilicon, decorative landscaping and construction markets.

Currently, Elmore sand is sold to the construction industry. Glass and ceramic markets for high purity silica sand command better prices but involve higher transportation costs. The Company is actively investigating these markets and examining offers by potential purchasers.

To accommodate increased demand for silica gravel, Elmore completed construction of a new plant designed to process 600 tons of gravel and sand per hour. The Company has identified customers for all of the gravel output. To facilitate the sale of additional sand production, the new plant features classification methods that allow Elmore to sell sand into markets not
currently served.   New screening systems produce sand sized in several
categories according to customer specifications.

By retiring the old plant, the Company realized some immediate advantages. Overall production increased by decreasing maintenance downtime. In addition to cost savings each year associated with maintenance, the new plant saves $150,000 per year in royalties paid to private landowners by being located on lands leased from the State of Alabama.

Before the new plant was put into operation, Elmore produced over 110,000 tons of silica for the ferrosilicon industry per year. Ferrosilicon is used in the manufacture of steel. Elmore production represents about 20% of the total U.S. market for ferrosilicon. As the production from the new plant is sold, Elmore's market share will increase substantially. See "Sand and Gravel Prices" in this section.

Property under Lease

Elmore has long-term leases in place to generate products and provide itself a financially secure future. The leased properties are located northwest of Elmore on the west side of Highway 143 in the area surrounding and including Speigner Lake in southern Alabama. The land area leased and the written or drawn designation of land for each of those five leases are shown on the vicinity map in the Exhibits.

Twenty-five percent of the designated land is being leased from private landowners. The Company will hold these leases until all silica sand and gravel deposits have been removed and processed.

The remaining fifteen hundred acres are under lease from the State of Alabama. This state lease is for a twenty year period starting in 1985 and has five year options for extensions that can be taken as needed.

Elmore has always exercised an excellent reclamation policy of restoring the land to its original state by returning overburden and filling holes after mining. Owners of adjacent properties containing significant deposits are favorably inclined to lease their lands should the Company require additional reserves in the long term.

Sand and Gravel Prices

The Company is researching the feasibility of significantly increasing overall profits by selling sand into one of the markets listed in Table 1 instead of the concrete industry at a rate of $2.50 per ton. Table 1 shows the quantity and value of industrial sand and gravel sold or used by United States producers in 1995. The average value of all industrial sand sold in the South was $19.39 per ton.

                               South                        US Total
   Major Use        Quantity1 Value2  Value per   Quantity1  Value2  Value per
                                          ton                            ton
Sand:
Glass                  4,115   70,290     $17.08      10,690   174,200  $16.29
Foundry                1,050   13,000     $12.45       6,760    87,500  $12.94
Ground Silica          2,132   58,860     $27.61       4,212   115,200  $27.35
Filtration               162    2,840     $17.53         400    10,490  $26.23
Hydraulic Fracturing     NA      NA       $30.84       1,580    53,000  $33.67

                               South                          US Total
   Major Use        Quantity1  Value2  Value per   Quantity1  Value2 Value per
                                          ton                            ton
Gravel:
Silicon, ferrosilicon    NA      NA       $13.09       532      7,160   $13.45
Filtration               NA      NA       $16.70       150      2,400   $16.01
Non metallurgical flux   NA      NA       $18.77       590      8,450   $14.31
Other uses, specified    76      787      $10.36       607      3,910    $6.44

NA - Not available.
1 - Thousands of metric tons.
2 - Thousands of US dollars.

              Source: US Geological Survey.  Gordon P. Eaton, Director.
                                      Table 1
Industrial Sand & Gravel Marketed in the United States in 1995, by Major End
Use


Specifications

Silica sand that is mined and processed for industrial applications must conform to the chemical and physical specifications set by customers. Table 2 summarizes the average minimum quantity of pure silica (SiO2) and maximum allowable impurities (Al2O3, Fe2O3, TiO2) expressed in weight percent for each silica market that Elmore may service.

Application            SiO2     Al2O3      Fe2O3     TiO2        Sieve Size

Glass (Flat)          99.5%     0.30%      0.04%     0.10%      200 - 30 mesh
Glass (Container)     98.5%     0.50%      0.035%    0.03%      100 - 30 mesh
Foundry Sand          98.0%       NA        NA         NA       100 - 30 mesh
Ground Silica         97.5%     0.38%      0.10%       NA         < 200 mesh
Filtration Sand       99.4%     0.19%      0.24%     0.12%       50 - 12 mesh
Ferrosilicon          98.0%     0.40%      0.20%       NA         3/4" - 5"
Silicon Carbide       99.5%     0.30%      0.10%     0.01%        3/4" - 5"
Fluxes                90.0%     1.50%      1.50%       NA         1/4" - 1"
Elmore Sand & Gravel  99.6%     0.06%      0.05%     0.01%      200 mesh - 5"

                                   Table 2
            Industrial Sand & Gravel Specifications, by Application


Sales Strategy

Elmore has a diverse customer base for its gravel products and has served these markets for more than 10 years. Ferrosilicon markets have returned strong profit margins and have been the backbone of Elmore's operations. Management will continue providing excellent service and quality products to its customers.

Improvements will be made in choosing markets for Elmore's sand products. Currently, these products are marketed to the concrete and mortar industries and net an average sales price of about $2.50 per ton, well below the national average price for industrial sand.

Transportation cost is an important factor that must be taken into consideration due to relatively low unit prices of various silica markets, except for a few end uses that require a high degree of processing. Before contacting potential customers for industrial sand products, management will evaluate transportation costs as to their impact upon the bottom-line profitability of that particular market.

Once favorable transportation situations are identified, potential customers will be sent product samples for testing. Discounts to current market prices will be offered in order to effectively penetrate selected target markets for industrial sand.

In order to satisfy some industries, further processing of industrial sand may be necessary. In these cases, management will factor the additional equipment costs required for such processing to determine which markets are the most lucrative.


Riverside Grain Products Inc. ("Riverside Grain")

Status: Riverside Grain was formed by the Company to manage and operate the wheat starch and gluten plant in Thunder Bay, Ontario (the "Starch and Gluten plant"). The Company signed a Definitive Agreement with the Archer Daniels Midland Company ("ADM") on October 16, 1997 to purchase the Starch and Gluten plant for $5.0 million. The Starch and Gluten Plant is not currently operational. Management expects the plant to be fully operational by Fall of 1998.

Production:  A target of 51,000 tons of wheat flour each year will be processed to produce starch and gluten products. The Company plans to install waste recovery systems to achieve high utilization of raw materials.

Capital: Total capital required, including plant purchase, interim operation capital and construction financing, is approximately $6.5 million. ADM has accepted an equity position of $2.0 million in the Company as partial remuneration for the purchase of the Starch and Gluten plant. ADM has agreed to finance the remaining $3.0 million owed over a two-year period. After the completion of the Offering, the Company intends to obtain through lending institutions the $1,500,000 required for the installation of new equipment at the Starch and Gluten plant. See "Business of the Company - Capital requirements."

Markets: The Company is primarily pursuing various markets for starch and gluten products in North America. A sales agreement has been signed with Heartland Wheat Growers, L.P. to purchase unmodified starch for the manufacture of dextrinized and oxidized starch.
             A distribution agreement has been offered by Raisio Chemicals to market Riverside Grain's cationic starch output.

Archer Daniels Midland Co. (ADM) signed a Definitive Agreement on October 16, 1997 to sell a starch and gluten plant to the Company for $5.0 million. Included is a 5-year contract for the right to purchase straight-run flour at market price from ADM on payment terms of net 90 days. As a condition in the Definitive Agreement, ADM was obligated to repair equipment and buildings and restore the plant to operational capacity. All electrical and mechanical systems have been thoroughly inspected and tested by ADM. Company management and engineers have inspected the buildings and processing systems and concur the plant is in operating condition.

The Starch and Gluten plant has been closed since August 15, 1996. Before shutting down, the Starch and Gluten plant had been operating for 84 years. During the last ten years of operation, the plant experienced low profitability manufacturing a large number of commodity products to satisfy a variety of customer needs. The manpower and packaging costs dedicated to the production of many low-priced products resulted in poor overall operating efficiency and high operating costs per unit of raw material processed.

Management will significantly increase profitability of the Starch and Gluten plant by focusing on fewer product lines and recovering the 19% of raw materials previously wasted by discharge in the effluent stream. The Starch and Gluten plant will produce the following primary product lines:

 Wheat gluten for the food industry
 Cationic starch for the paper industry
 Dextrinized starch for the mining and wallboard industries
 Large granule starch for the carbonless paper industry
 B-grade starch for the gypsum wallboard industry

Producing cationic starch will increase profit margins. Cationic starch offers much higher revenues than the commodity starches previously manufactured. Prior to August 1996, the Starch and Gluten plant averaged $413.50 and 4.0 man-hours per ton of product sold. In 1998, the plant is expected to average $530.00 and 1.5 man-hours per ton upon implementing management's strategy of streamlining operations and manufacturing products with higher market values.

Recovering plant effluents will increase efficiency. Approximately 19% of the raw materials processed in the past were discarded as waste. This loss of raw material adversely effected the previous owner's ability to maintain a profit. Riverside Grain will install ultrafiltration and reverse osmosis systems to recover these materials which can then be added to the B-grade starch products. These systems will not only recover additional product but also will greatly reduce waste disposal and water utility fees.

Product quality is influenced by raw material quality. Prior management was limited in their ability to manufacture value-added products, due to the poor quality of flour received from the previous owner's flour mills. Current management has corrected this problem by negotiating contracts with ADM for delivery of high quality flour on a "by request" basis with 90 day terms. Riverside Grain is not bound to one supplier for its flour.

The method by which gluten is dried greatly affects its market value. Management believes that by installing gluten spray dryers, Riverside Grain will compete in global markets that would otherwise not be accessible. Management has received several inquires from potential customers willing to pay premium prices for spray dried gluten.

Once the installation of new equipment is complete, the Starch and Gluten plant will process approximately 51,000 tons of Canadian wheat flour each year. The plant will produce 6,100 tons of gluten, 16,100 tons of cationic starch, 7,400 tons of dextrinized starch, 4,600 tons of large granule starch, and 14,100 tons of B-grade starch.

Management is negotiating contracts to purchase approximately 100 truckloads of unmodified A-grade starch. This starch will be processed in addition to the starch derived from wheat flour. Management anticipates converting the unmodified starch to high-value starch will generate excellent profit margins.

Production will be marketed primarily in Canada and the United States. The Starch and Gluten plant is situated at the head of Lake Superior, facilitating shipment of products. It is also linked to Canada's rail network and connects directly to many rail lines in the United States.

Management intends to operate the existing equipment at full capacity as soon as possible, doubling previous output. This will be accomplished by moving existing equipment and operations into a new modern facility to be built in Thunder Bay. Management believes that sufficient cash will be available in 2000 to construct the new facility. The current plant will operate until such time the new plant is complete.

Riverside Grain has negotiated with ADM to purchase straight-run flour under contract for 5 years. The flour will contain a minimum of 11.5% protein. Price will fluctuate proportionately with the wheat market. Provisions in the contract will allow Riverside Grain 90 days after flour delivery to complete payment.

The Starch and Gluten plant will employ approximately 40 people in Thunder Bay

Wheat Gluten Competition

Archer Daniels Midland Company ("ADM") is one of the world's leading gluten producers. ADM has been in the gluten industry for many years, including previous ownership of Ogilvie Mills and General Mills. During this time they established a loyal customer base and integrated internal markets by acquiring companies such as bakeries that use gluten as raw material.

Midwest Grain Company ("Midwest Grain") is a major manufacturer of gluten in the United States. Midwest Grain has retained a loyal customer base for many years selling most of its output through distributors.

Manildra Milling ("Manildra"), an Australian owned company, has been in the North American market for many years. Manildra is one of the leading suppliers in the United States, and is the largest Australian importer of gluten to the United States.

The remainder of the gluten consumed in North America is imported from Europe and Australia. Approximately 22,000 tons comes from Europe and 25,000 tons from Australia.

Sales Strategy for Wheat Gluten

Riverside Grain plans to produce approximately 6,100 tons of gluten per year. Riverside Grain will price gluten slightly below current market levels to effectively penetrate selected target markets. These markets include the bread, pet food, cereal, pasta and other food industries.

Riverside Grain will use a direct sales approach to aggressively capture market share in these industries. Three experienced salespeople will work strategic North American locations, mainly in the eastern and mid western United States, to focus efforts on leading purchasers of gluten.

Potential customers include Weston, Corporate Foods, McGavin and Kellogg in Canada and Interstate, Earthgrains, Flowers and Heinz in the United States. These companies purchase gluten in large quantities as commodity raw materials. Since their decisions to buy are based on quality and price, management believes Riverside Grain will quickly sell all initial production of gluten by offering a high quality product at a 2% discount on current market prices.

Sales efforts will be concentrated in Canada and the United States to minimize freight costs and maximize advantages created by restrictions these countries have placed on gluten imports. Canadian restrictions keep overseas gluten prices between 7 and 10% higher than domestic gluten.

Management believes gluten prices in the United States will steadily climb throughout 1998 as gluten supplies tighten. This will present many opportunities for export since, under NAFTA, Riverside Grain will enjoy full access to United States markets without restriction.

All gluten output not sold through direct sales will be marketed through commodity brokers and distributors. These brokers and distributors may find channels leading to smaller niche markets than those targeted by Riverside Grain's sales force. Niche markets usually offer higher prices for gluten than large commodity markets.

The baking industry consumes approximately 70% of the gluten in North America. Riverside Grain will announce its re-entry into the marketplace by advertising in periodicals that reach a majority of baking companies, including Milling and Baking News. Riverside Grain also intends to establish memberships with the Institute of Food Technology, the Association of Bakery Engineers and the International Wheat Gluten Association. Such memberships provide access to current industry trends and statistical product information, as well as promote a high profile and stable presence in the gluten industry.

While quantities of gluten purchased by large consumers remain fairly consistent throughout a given year, prices for gluten fluctuate frequently. Consumers generally elect signing 3 to 12 month contracts that fix both quantity and price. Most would prefer gluten prices to change in relation to wheat prices within a given contractual period. This would assure customers that gluten prices are based on fair market value.

Management believes that by establishing a floating price structure based on the price of wheat, Riverside Grain will successfully procure long term contracts which require little renegotiation and inspire strong customer loyalty. Furthermore, a floating price structure will allow Riverside Grain to maintain steady profit margins and accurately prepare for future expansions that may be initiated.

Future Outlook for Wheat Gluten Products

Pacific Rim markets for gluten continue to grow at a rapid pace. These markets place greater emphasis on high quality and pay premium prices for gluten with particular specifications. Gluten made from Canadian spring wheat imparts higher protein content and better functionality than gluten made in other parts of the world and is preferred by Japanese markets. Riverside Grain intends to approach Sumitomo and Yuasa as well as other distributors to market its spray-dried gluten in Japan and nearby countries.

Mexico, Central America and South America also present excellent opportunities for future growth. Improvements in bread-making technologies have resulted in stronger demand for gluten in these countries. For example, Bimbo Foods in Mexico uses approximately 3,000 tons of gluten per year in the manufacture of its bakery products. Riverside Grain will continue researching such markets to monitor profitable opportunities as they arise.

Riverside Grain will employ an experienced technical staff to enhance customer service and explore niche markets for modified gluten. The pasta, aquaculture, dairy products and meat analogue industries will be evaluated to determine whether such value-added products may be manufactured to obtain even higher returns than are currently projected.

Wheat Starch Competition

The primary competitors in the wheat starch industry are ADM, Manildra and Midwest Grain. Several cornstarch manufacturers including Casco, National, Staley and Minnesota Corn are potential competitors for starch supply to paper mills. Riverside Grain will pursue competitive advantages over these companies by providing expert technical and customer service.

Sales Strategy for Wheat Starch

Riverside Grain will produce approximately 28,100 tons of wheat starch per year. Cationic starch will comprise 57% of starch production. Raisio Chemicals Inc. has agreed to market all output of cationic starch to the coated paper industry.

Riverside Grain will sell dextrinized starch to the mining industry and to the wallboard industry for special applications. Large granule starch will be sold to the carbonless paper industry. The primary target market for B-grade starch will be the gypsum wallboard industry.

Riverside Grain will use a direct sales approach to aggressively capture market share in targeted industries. Three experienced salespeople will work strategic North American locations, mainly in the eastern and mid western United States, to focus efforts on leading purchasers of wheat starch.

Potential customers for industrial applications include Avenor Paper, Provincial Paper, Domtar Corrugating and Sunoco Paper. Potential customers for food applications include Weston, Kellogg, General Mills and Pillsbury. These companies purchase starch in large quantities as commodity raw materials. Since their decisions to buy are based on quality and price, management believes Riverside Grain will quickly sell all initial production of starch by offering high quality products at 2% discounts on current market prices.

Sales efforts will be concentrated in Canada and the United States to keep freight costs as low as possible. Canadian markets are preferred due to higher market pricing than the United States.

Advertising for starch products will be minimal. Riverside Grain will become a member of the Technical Association of the Pulp and Paper Industries, the Institute of Food Technology and the Association of Bakery Engineers to promote a high profile and stable presence in the starch industry.

Riverside Grain will offer top-notch customer service. A technical department will be devoted to assisting customers and coordinating sales activities with production. Research and development will be ongoing to establish Riverside Grain as the leading company of high quality wheat starch.

Future Outlook for Wheat Starch Products

Markets for modified starch represent the best opportunities for Riverside Grain to maximize long-term profits. Specialty starches for the food industry offer premium prices and will be the first modified starch markets explored.

Japanese markets for value-added starch will be evaluated with the assistance of Yuasa Trading, a commodity broker and distribution company. Value-added starch prices are sufficiently high in Japan to cover freight costs and earn enhanced profits.

Starch markets in Latin and South America are expanding rapidly due to technological improvements developed in the paper and corrugating industries. Numerous exporting opportunities are anticipated to be available by the end of 1998.

Riverside Carbon Products, Inc. ("Riverside Carbon")

Status: Riverside Carbon intends to construct the first charring plant in Houston, British Columbia and the first briquetting plant in Thunder Bay, Ontario. Wood Waste from nearby sawmills will be charred at the Houston plant and railed to a briquetting plant in Thunder Bay. Environmental permits allowing the first charring plant to be built have been obtained and 20 year raw material contracts have been signed. Management anticipates that additional contracts for wood waste will be signed over the next three years, providing enough raw material to build at least four more charring plants.

Production:  A target of 55,000 tons of char to be produced each year from
             220,000 bone-dry tons of wood waste residues. The Company plans to produce 80,000 tons of charcoal briquettes from this char.

Capital: The total capital required, including interim operation capital and construction financing, is approximately $14.0 million for the first charring and briquetting plants.

Markets: The Company is primarily pursuing various markets for char and charcoal briquettes in the United States and Canada; at this time no sales or distribution contracts have been signed.

Riverside Carbon was formed by the Company to utilize wood fiber residuals ("hogfuel") generated at Canadian sawmill operations and by-product starch from Riverside Grain Products, Inc. in the manufacture of charcoal briquettes.

For many sawmills, disposal of hogfuel poses severe environmental concerns. Air pollution from wood burning in "beehive" burners and leachate contamination from wood storage in landfills has been under heavy scrutiny in Canada over the last decade. Stringent government regulations have been enacted, resulting in the demand to cease such practices and find alternate uses for waste wood.

Riverside Carbon has obtained the environmental permits necessary to construct and operate a charring plant in Houston, British Columbia and Carnaby, British Columbia. Each will be capable of processing up to 220,000 bone-dry tons of hogfuel per year. Fiber supply agreements have been signed with two sawmills to support the first charcoal plant. Signed agreements with sawmills to support the second plant are being investigated and negotiations for an additional 500,000 bone-dry tons per year are also being pursued. The Company has enough wood fiber under contract to meet its initial production goals.

The initial charring and briquetting plants require a total investment of $14.0 million. The briquetting plant will package 80,000 tons of charcoal briquettes per year for sale in the United States and Canada. These figures are only estimates of potential operations and are not based on any actual sales. Potential partnerships with major producers of briquettes are being discussed as a way to facilitate construction and financing of the new plants.

Raw Materials

Negotiations continue with forest products companies regarding long-term commitments to provide wood residue to Riverside Carbon for the purpose of making charcoal. Current plans include construction of charring plants at Houston and Carnaby in northwestern British Columbia. Each plant will produce approximately 55,000 tons of charcoal per year from 220,000 bone-dry tons of hogfuel. Environmental permits were issued in January 1997 allowing construction of this plant and a second plant of similar size in Carnaby, British Columbia. These figures are estimates and do not reflect any actual production.

Charcoal Briquette Market Information

The barbecue industry is the only significant market for charcoal briquettes. According to the Barbecue Industry Association, Americans consumed approximately 869 thousand tons of briquettes during barbecue events in 1996, representing more than $525 million in sales. This yielded an average retail sales price of approximately $605 per ton.

The total tonnage of charcoal briquettes sold over the last 5 years has increased by about 3 percent per year. Charcoal briquette production quantities in the United States are graphically represented in Figure 3 below.

(Figure 3 shows the annual production of charcoal briquettes in the United States from 1967 to 1996. The production varies from 350,000 tons per year in 1967 to 870,000 tons per year in 1997. A curve is drawn though the data points to illustrate the market trends over the period shown.)

                                   Figure 3
Production of Charcoal Briquettes in the United States from 1967 to 1996.
Source: Barbecue Industry Association

Current Manufacturers of Charcoal Briquettes

Three companies manufacture approximately 90% of all charcoal briquettes consumed in the United States. Kingsford Products Company is the dominant producer, controlling 50% of the total United States market.

Many companies sell charcoal briquettes under private labels. Royal Oak produces the briquettes distributed by approximately 90% of the private label companies.

(This pie chart shows the major U.S. briquette producers as of 1993. The chart shows the various companies' percentages of the market: Kingsford = 50%, Safeway = 20%, Imperial = 20% and Royal Oak = 10%)
                                   Figure 4
          Major Charcoal Briquette Manufacturers in the United States.

Sales Strategy for Charcoal Briquettes

All Riverside Carbon charcoal briquette products will be sold to independent marketing companies under long-term contracts. The Company is pursuing various markets for both char and charcoal briquettes, at this time no sales or distribution contracts have been signed.

Future Developments

Company engineers are researching a binder that will give charcoal briquettes a plastic-like coating. The briquettes will be easy to light, easy to handle and very clean.

Property in British Columbia

Every effort is being made to locate the charcoal plants as close to the source of wood residue as possible, to minimize the cost of transporting heavy, wet wood residue. To this end, options to purchase land from participating sawmills in Houston, British Columbia have been arranged. Both mills have agreed that these options may be exercised upon issuance of environmental permits and finalization of fiber supply agreements.

Roughly seven acres of land are required at each site to provide adequate space for project buildings, road and rail transport, fiber storage facilities and effluent disposal fields.

Other Projects Under Development

The following projects are being developed by management as potential projects only and can not be determined as probable.

Flourmill

The Company is negotiating the purchase of a flourmill in the northern United States. Present negotiations involve the seller acquiring an equity position in the Company. The purchase price for the mill is approximately $8.0 million. The seller has indicated willingness to discuss terms which involve half of the final purchase price being payable in common shares of the Company. Management does not expect the negotiations to be finalized until after the Offering is completed. Finalizing the purchase of the flourmill would be contingent upon the Company securing proper financing from lending institutions. The flourmill is currently operating and earning strong profits.

Grain Terminal

The Company is evaluating the acquisition of an industrial grain terminal. An independent subsidiary operating under the direction of Southern Ventures, Inc. (Canada) would be established to run the terminal. Grain cleaning and drying equipment would allow the Company to procure contract grown wheat, thereby providing a secure raw material supply for the flourmill and controlled profitability through vertical integration of operations.

Recreational Park

Southern Ventures Inc. (Canada) has submitted a bid to the Ontario Ministry of Citizenship, Culture and Recreation for the acquisition of the Big Thunder Sports Park in Thunder Bay, Ontario. The bid was submitted in October 1997. An equity position was not proposed. Finalizing the purchase of the sports park would be contingent upon the Company securing proper financing from lending institutions. Owning Big Thunder Sports Park would provide the Company with excellent marketing and advertising opportunities. International skiing competitions draw global attention. Big Thunder Sports Park hosted the Nordic World Ski Championships in 1995. Events were televised around the world and thousands of spectators and tourists visited the park. Management would develop the existing facilities to establish Big Thunder Sports Park as a high performance center and a four seasons resort. Each phase of development would be financed with cash flows generated from the park.

Required Governmental Approvals, Environmental Regulations and Costs of
Compliance

The Company is subject to various laws and regulations relating to the operation of its production facilities, the production, packaging, labeling and marketing of its products and pollution control, including air emissions, which are administered by federal, state, and other governmental agencies. The Company's production facilities are subject to inspection by the Occupational Safety and Health Administration and the Ontario Ministry of Environment. Various health and safety regulations, employment standards, good manufacturing practices for the food industry, and environmental regulations will apply to Riverside Grain's operations.

Waste management costs to dispose of certain wastes such as oils, solvents, and spent lab chemicals will be incurred to maintain compliance with environmental regulations in Ontario. There will also be some operating costs attached to normal waste disposal and landfill costs.

Certificates of Approval ("COA's") are required for certain emissions from the Starch and Gluten plant in Ontario. COA's from previous operations are in the process of being assigned to Riverside Grain. There is no cost attached to this assignment. New COA's may be required for the new dryers and dry modification processes the Company plans to install at the Starch and Gluten plant. Similarly, COA's may be required for emissions from the package boiler, if a gas fired model is chosen. Application for COA's follows the completion of the engineering process. Costs vary, but are generally 2% of the cost of the actual abatement devices. Land and engineering costs, as well as costs related to previous approvals, are excluded from the approval fees.

The charcoal briquette project involves the installation of manufacturing equipment that requires construction permits, water discharge permits and air discharge permits to be obtained from the Ministry of Environment in British Columbia. Management estimates the cost of obtaining the construction permits to be $10,000. The water discharge permits and air discharge permits are estimated to cost in total about $500 per year per manufacturing facility.

No additional permits are needed for the Elmore silica mining operation. Total suspended solids must be monitored for any water discharge. Elmore's current costs associated with obtaining permits and maintaining compliance with other environmental regulations are approximately $11,000 per year.


Principal Office of Southern Ventures, Inc. is located at:
15000 Hwy. 11N, Cottondale, Alabama 35453

The registered office is located at:
1188 West Bonanza Drive, Carson City, Nevada  89706


List of Subsidiary Companies

Registered Office of Southern Ventures, Inc. (Canada) is located at:
3700, 400 Third Avenue S.W., Calgary, Alberta, T2P 4H2

Principal Office of Riverside Carbon Products, Inc. is located at:
2727 Phillips Rd. Sooke, British Columbia  V0S 1N0
The Registered Office is located at:
3700, 400 Third Avenue S.W., Calgary, Alberta, T2P 4H2

Principal Office of Elmore Sand & Gravel, Inc. is located at:
2036 Maron Spillway Rd. P.O. Box 558 Elmore, Alabama  36025
The Registered Office is located at:
2036 Maron Spillway Rd. P.O. Box 558 Elmore, Alabama 36025

Principal Office of Tuskegee Sand & Gravel, Inc. is located at:
2036 Maron Spillway Rd. P.O. Box 558 Elmore, Alabama  36025
The Registered Office is located at:
2036 Maron Spillway Rd. P.O. Box 558 Elmore, Alabama  36025

Principal Office of Riverside Grain Products, Inc. is located at:
2727 Phillips Rd. Sooke, British Columbia  V0S 1N0
The  Registered Office of Riverside Grain Products, Inc. is located at:
Suite 4220, Bay Wellington Tower, 181 Bay Street, Toronto, Ontario M5J 2T3



Item 17. Management's Discussion and Analysis or Plan of Operation

The following discussion should be read in conjunction with the historical financial statements included elsewhere in this Prospectus.

Company Background

On September 1, 1996, Southern Ventures, Inc. (Canada) was incorporated in Alberta. The Company was incorporated in the State of Nevada on February 7, 1997 and became the parent of Southern Ventures, Inc. (Canada) (see "Description of Business"). The Company's formation incurred expenses in connection with the initial offering and development of various projects. On January 1, 1997 the Company acquired from Mr. Gordon Tucker and Mr. Bobby Harvey certain assets in the amount of $439,860; an unsecured note was made payable jointly to Mr. Tucker and Mr. Harvey at a rate of interest of 8% per annum, on demand no sooner than December 31, 1998. The Company has agreed to make payment on this outstanding note by satisfying certain recurring debts estimated to be $30,000 per year to the benefit of Mr. Tucker and Mr. Harvey. Although there is no legal agreement to pay any recurring debt to the benefit of Messrs. Tucker and Harvey, the Company has in the past and plans to in the future to make such payments to satisfy the outstanding note payable to Messrs. Tucker and Harvey. The annual payments to the outstanding note of Messrs. Tucker and Harvey have been reflected in the financials as a current liability. As of September 30, 1997 this note has a total outstanding balance of $422,518.

On February 4, 1997 the shareholders of the Company entered into an agreement with Mr. Bobby Harvey to participate in an IRS Code Section 368(a)(1)(B) reorganization, in which Southern Ventures, Inc. obtained 100% ownership of the Elmore in exchange for ten million (10,000,000) preferred shares of the Company. As a result of this transaction, Mr. Harvey has been elected Chairman of the Board of Directors and CEO of the Company. On October 22, 1997 Southern Ventures, Inc acquired the outstanding shares of Elmore Sand & Gravel and Tuskegee Sand & Gravel common stock from Mr. Harvey in exchange for ten million (10,000,000) preferred shares of the Company. The preferred shares have full voting rights as the Common and are paid equal to 80% of the net earnings from the mining operations owned the Company or 9% whichever is greater. All dividends will be cumulative and non-participating. The Company may call all of the preferred shares for the sum of $5,000,000 or $0.50 per share. The Company intents to use the proceeds of its Initial Public Offering (see "Use of Proceeds") to call the preferred shares. The purchase price of $5,000,000 was determined based upon the estimated fair market value of the assets purchased and the liabilities assumed at the date of acquisition.

In accordance to APB 16 "Accounting for Business Combinations", this transaction qualifies as a reverse acquisition. The Registrant's historical financial statements will be those of Tuskegee Sand & Gravel, Inc. and Elmore Sand & Gravel, Inc. and the accounts of Southern Ventures, Inc. will be reflected in the consolidated financial statements form the 10/22/97 date of the acquisition. See "Discussion and Analysis or Plan of Operation" of the Company's mining subsidiaries Elmore Sand & Gravel and Inc. Tuskegee Sand & Gravel Inc.

On October 16, 1997, the Company purchased from Archer Daniels Midland Co.
(ADM) land, improvements and equipment (the plant) in Thunder Bay, Ontario for the production of starch and gluten. The Company paid a total consideration of $5,000,000 by issuing a $3 million dollar installment note and a $2,000,000 demand note fully secured by the assets acquired. The $2,000,000 demand note may be satisfied through the issuance of 9% of the total Common Shares on a fully diluted basis or 1,960,000 shares upon completion of the Offering.
Since the Company did not achieve listing status by January 16, 1998, the shares reserved for ADM may be canceled and the $2,000,000 demand note may be made due and payable. ADM has not chosen this option and it is management's opinion based on communications with ADM that once the listing conditions are met, ADM will accept shares to satisfy the demand note. However, management cannot guarantee that ADM will not make the demand note due and payable before the Company can satisfy the note through the issuance of Common Shares. The Company has no means to satisfy this note prior to completing its Initial Public Offering. If the Offering is not successful, the Company will need to revise its corporate objectives and seek alternative financing sources not currently considered. Further, if payment is demanded on the note before completing its Initial Public Offering, the Company's ability to continue as an ongoing concern could be greatly affected.

The Company plans to file eligibility documents with the Pacific Coast Stock Exchange for listing. The Company is also investigating listing on the NASDAQ OTC Bulletin Board and will pursue with listing documents and NASD sponsorship when the Offering becomes effective.

As a condition of the purchase, ADM was obligated to make repairs to any equipment that was not operational. All electrical and mechanical systems have been thoroughly inspected and tested by ADM. The Company's management and engineers have inspected the processing systems and concur the equipment is in operating condition. However, the Company plans to make improvements to the building, heating and processing systems before the plant is placed into production.

Prior to closing on August 15, 1996, the plant had been in operation for 84 years manufacturing wheat starch and gluten.

The Company entered into a royalty agreement with National Synfuels, Inc. whereby the Company has the sole and exclusive right to technology that allows wood waste to be used as raw material in the manufacture of valuable products. The royalty is two dollars ($2.00) per dry ton of wood processed into charcoal or fuels. The Company issued a sublicense to Carbon Products Industries, Inc. allowing the use of certain technology to convert wood waste into activated carbon. Carbon Products Industries, Inc. will pay the Company a royalty of four dollars ($4.00) per dry ton (of which the Company will pay National Synfuels $2.00 per dry ton) of material processed using the Company's technology. Various loans totaling $200,314 as of September 30, 1991 have been made to Carbon Products Industries, Inc. The notes are payable on demand at an interest rate of 8% per annum. The notes are fully secured by a thermal process unit located on Company property.

Riverside Carbon Products, Inc., a wholly owned subsidiary, was formed by the Company to utilize wood fiber residuals ("hogfuel") generated at Canadian sawmill operations and by-product starch in the manufacture of charcoal briquettes. The Company has obtained the environmental permits necessary to construct and operate two charring plants in northwestern British Columbia, each capable of processing up to 220,000 bone-dry tons of hogfuel per year. Fiber supply agreements have been signed with two sawmills to support the first charcoal plant. The Company made a 25% down payment toward the purchase of land owned by Northwood Pulp and Timber Limited for the construction of a charring plant. The remaining balance of $162,000 is payable on closing. In management's opinion this is a binding agreement on both parties and new long-term financing will be obtained to secure this property. The original closing date has lapsed and a new closing date has not been set. The Company is actively pursuing financing for the construction and start-up for it's first charring plant.

Results of Operations

The Company's primary sources of financing have been from the sale of common stock and shareholder borrowings. The Company has various operating capital loans payable to Mr. Harvey at an interest rate of 8% per annum, due on demand. On July 31, 1997, Mr. Harvey converted $239,500 to common stock at a rate of $1 per share. As of September 30, 1997 these operating capital loans had an outstanding balance of $249,733.

The pro forma revenue of the Company consists exclusively of amounts earned by Elmore Sand & Gravel, Inc. and Tuskegee Sand & Gravel, Inc. Pro forma income taxes assume that the Company had operated as a tax paying entity, subject to an effective combined statutory tax rate for federal and state income taxes of 40%. The Company believes that future cash flow from operations and the portion of net proceeds from this offering used for general corporate purposes will be adequate to fund its operations for at least the next twelve months.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist of sales and marketing personnel, travel expenses, general insurance, amortization, customer support expenses, advertising costs, legal and accounting fees, and compensation costs for administration, finance, project development and general management personnel. Additional funds will be required through equity and/or debt instruments to pursue certain projects. See "Business of the Company."

Discussion and Analysis of Recently Acquired Mining Subsidiaries

Years Ended December 31, 1994, 1995, 1996 and Nine Months Ended September 30,
1997

Mr. Harvey acquired Elmore Sand & Gravel Inc. in 1992. During the period of 1992-1994, production at the Tuskegee Sand & Gravel Inc. facility was gradually phased out and the Elmore facility was brought to full production capacity. By the beginning of 1994, the Tuskegee Sand & Gravel, Inc. had ceased mining operations and the Elmore site was running at full production capacity as it remains today.

Tuskegee Sand & Gravel's present business is to lease equipment operations to Elmore Sand & Gravel. Production at the Elmore site has steadily increased by expanding the number of work shifts and by decreasing plant downtime. Elmore generated an average net income of $138,726 per month before taxes based on current 1997 earnings. Management expects the new processing plant to increase net income. Excellent margins assure sufficient earnings to sustain the ambitious growth program planned by the Company.

Results of Operations - Mining Subsidiaries

The following table sets forth, for the periods indicated, certain financial data as a percentage of net sales:

                                 Nine Months Ended
                                   September, 30       Year Ended December 31
                                  1997       1996     1996      1995      1994

    Revenues...................   100.0%     100.0%   100.0%   100.0%   100.0%
    Cost of Sales..............    44.9%      56.6    50.4%     59.3%    57.4%
       Gross Profit............    55.1%      43.4%   49.6%     40.7%    42.6%
    Selling, General and
     Administrative Expenses...     9.5%      15.7%   16.0%     15.1%    15.6%
     Interest Expense..........     5.7%       3.1%    3.3%      3.8%     2.4%
    Net Income.................    39.9%      24.6%   30.2%     21.8%    24.5%

In the opinion of management, the unaudited information is presented on the same basis as the audited Financial Statements appearing elsewhere in this Prospectus and includes all adjustments, consisting only of normal recurring adjustments and accruals necessary for a fair presentation of the results of operations for those periods. The nine months information should be read in conjunction with the audited Financial Statements, unaudited Financial Statements and the Notes thereto.

The mining subsidiaries have experienced in the past and will experience in the future quarterly variations in net sales and net income. Thus, operating results for any particular quarter are not necessarily indicative of results for any future period. Factors that have affected quarterly operating results include customer relationships and labor costs, product mix, the level of operating expenses, the condition of the mining industry, the economy in general and competitive considerations.

Most of the revenue in each quarter results from orders received in that quarter. In addition, the timing of individual orders and shipments, customer buying patterns, including potential seasonal considerations affect quarterly results. Although the sales are generally not seasonal, extreme weather conditions can affect the mining, shipment and demands for products. Because the expenses are relatively fixed in the short term, variations in the timing of sales could cause significant fluctuations in operating results from quarter to quarter and may result in lower earnings or cash flows for a given quarter than expected.

Revenues - Mining Subsidiaries

Revenues consist of gross sales of products less discounts, refunds and returns. Revenues increased 21% to $3.1 million during the first nine months in 1997 from $2.6 million when compared to the same period in 1996. The on-going process of replacing aging equipment and the increase in product market price led to improved revenues. The 1997 purchase of four new tandem trucks further increased production and reduced maintenance expenses. Revenues increased 50.2% to $3.4 million in fiscal 1996 from $2.3 million in fiscal 1995. This increase was attributable to the continued effort to reach a broader customer base. Additionally, increased production and decreased equipment maintenance favorably impacted revenues. The total amount of rock and sand sold was 450,651 tons, 417,249 tons, and 646,219 tons in 1994, 1995 and 1996 respectively. In 1996 the total tons sold represented a 64% increase in production from 1995. Revenues decreased to $2.3 million in fiscal 1995 from $2.7 million in fiscal 1994. The decrease was attributable to the sale of higher priced inventory during fiscal 1994.

Gross Profit Margin - Mining Subsidiaries

Cost of sales consists of mining labor cost plus equipment operation costs and overhead related to the mining operations. The gross profit margin (gross profit as a percentage of net sales) increased to 55.1% during the first nine months in 1997 from 43.4% when compared to the same period in 1996. The higher cost of maintenance during the third quarter of 1996 greatly contributed to the lower gross profit margin during the first nine months of 1996 as compared to the 1996 year-end percentage of 49.6%. The percentage difference between the gross profit margin of the first nine months in 1997 and year-end 1996 was due to an increase in product price and a decrease in maintenance costs. In fiscal 1996 gross profit margin increased to 49.6% from 40.7% in fiscal 1995. This increase was due to the reduced maintenance costs and earlier investments in equipment that improved overall efficiency.

The gross profit margin decreased to 40.7% in fiscal 1995 from 42.6% in fiscal 1994, primarily as a result of reduction (sale) of higher priced inventory during fiscal 1994.

Selling, General and Administrative Expenses - Mining Subsidiaries

Increases in production during the first nine months of 1997 contributed to reducing selling, general and administrative expenses as a percentage of net sales to 9.5% from 15.7% compared to the same period in 1996. Also contributing to this was the discontinued use of a commission sales company reducing sales cost by $85,000 and the reduction of administrative staff. Selling, general and administrative expenses as a percentage of net sales were 16% in fiscal 1996 and 15.1% in fiscal 1995. The lower percentage was primarily the result of the increase in customer-related services, management fees, and professional fees. Selling, general and administrative expenses as a percentage of net sales decreased to 15.1% in fiscal 1995 from 15.6% in fiscal 1994 due primarily to the decrease in sales commissions.

Interest Expense - Mining Subsidiaries

During the first nine months of 1997 interest expense increased to 5.7% as a percentage of net sales from 3.1% when compared to the same period in 1996. The Company increased its indebtedness to complete the construction of the new plant in 1997 and purchase additional related equipment resulting in an increased interest expense. Interest expense as a percentage of net sales decreased to 3.3% in fiscal 1996 from 3.8% in fiscal 1995. This lower percentage was primarily the result of net sales for fiscal 1996 increasing 50% from fiscal 1995. The interest expense decrease was partially offset by the increase in future investment in plant and equipment, including the continuing construction of a new plant, which began in the third quarter of 1996. The increase in interest expense as a percentage of net sales, from 2.4% in fiscal 1994 to 3.8% in fiscal 1995, was due to increase in outstanding indebtedness through investment in equipment.

Liquidity and Capital Resources - Mining Subsidiaries

The mining subsidiaries have financed cash requirements through cash flows from operations along with both short and long-term borrowings. The mining subsidiaries have outstanding loans at interest rates at various spreads above the bank's cost of funds for financing equipment. These credit facilities are secured by various pieces of machinery. In September 1996, the mining subsidiaries obtained a $1,800,000 secured line of credit with a local bank at an interest rate of 9.75%. This line of credit was obtained to enable the mining subsidiaries to construct the new processing plant. In September 1997 the outstanding credit line was converted to an installment note at 8.5% interest payable in equal payments of $33,707 over a 60-month term. As of September 30, 1997 this note has an outstanding balance of $1,600,050.

The primary sources of financing have been cash from operations and bank borrowings. The capital needs have been to (i) fund working capital requirements, (ii) repay indebtedness, (iii) purchase property and equipment for expansion and (iv) fund distributions to its existing shareholder primarily to satisfy his tax liabilities resulting from S Corporation status and investment in Southern Ventures, Inc. (USA).

Cash flows from operations were approximately $1,595,416, $553,222, $886,340, and $1,488,529 in fiscal 1996, 1995, 1994 and first nine months of 1997, respectively. Cash flows in fiscal 1996 were primarily provided by operating income, increases in accounts payable and an increase in prepaid interest. For fiscal 1995, cash flows from operations were primarily provided by operating income and decreases in accounts receivable. For the first nine months of 1997, cash flows from operations were primarily provided by operating income, decrease in prepaid interest and accrued payroll.

Net cash was primarily used in investing activities for expenditures related to facilities and equipment and was $1,781,166, $551,919, $424,696, and $1,265,564 in fiscal 1996, 1995, 1994 and first nine months of 1997, respectively. Through the third quarter of 1997, $1,040,230 was related to the recent plant expansion. In fiscal 1998 the Company expects to make additional investments in plant expansion. Net cash provided (used) in financing activities was $323,796, ($229,415), ($327,988), and $65,735 in
fiscal 1996, 1995, 1994 and first nine months of 1997, respectively. The net cash used in financing activities in fiscal 1996 consisted of payments to outstanding debts and distributions to shareholders. Cash provided by financing activities in fiscal 1996 and the first nine months of 1997 was additional long-term debt for plant expansion.

Item 18. Description of Property

Gluten / Starch Mill -- Thunder Bay, Ontario Canada

Industry Segment:
  Food Processing

Location:
          675 Vickers Street, Thunder Bay, Ontario


Terms: This property is owned by Riverside Grain Products. There are no limitations of ownership, however the property is used as collateral for debts outstanding to ADM.
The property, located on the banks of the Kaministiquia River, consists of approximately 8 acres and includes the following buildings:

2-story main office building
Grain elevator structures formerly operated by Saskatchewan Wheat Pool and by ADM.
Feed mill
Boiler house
5 story smutts and plant proper with attached offices and dryers.
4 story warehouse
Anamet waste treatment facility
4 silos for bulk flour receipt
Associated trackage
Dock which runs along the warehouse, plant and feed mill

The property consist of the original gluten/starch plant as well as the former Saskatchewan Wheat pool (SWP)-8 site. The main processing building was built in 1912. Buildings of this vintage are usually quite sturdy.

Plant History

The processing building and warehouse are situated on the edge of the Kaministiquia River which is dredged to a depth of 27 feet. A new steel dock with tiebacks was installed in the late 1960's. The dock should be in good condition since this type of dock has an average 70 to 80 year life span. The dock is part of the former SWP-8 holdings.

There are rail lines on the property that are served by the major U.S. and Canadian rail companies. Products manufactured at the facility were A-starch, B-Starch and wheat gluten. The plant's flour throughput on average was approximately 145 tonnes per day.

The mill was closed by ADM in 1996 due to continuous operating losses. The plant at this time remains out of operation.

Southern Ventures, Inc. -- Cottondale, Alabama.

Industry Segment: None (Used as main administrative office for Southern Ventures, Inc.)
Location:          15000 Hwy. 11 North  Cottondale, Alabama USA

Terms: This property is rented on a month to month basis at a rate of $1600 per month.
The property located at 15000 Highway 11 North, Cottondale, Alabama is approximately 4.2 acres and has three buildings erected on the site. The initial living room of the main building has been expanded to 3000 square feet of office space. The main shop space connected to the office building measures 3000 square feet and is used as a product demonstration facility.

Elmore Sand & Gravel, Inc.  Elmore, Alabama

Industry Segment: Surface Mining
Location: 2036 Maron Spillway Elmore, Alabama  USA
Terms Mining properties are under lease at various terms and rates.


In the opinion of management of the Company, all properties are adequately covered by insurance.

For terms of ownership or leasing arrangements for each property. See "Management Discussion and Analysis."

Item 19. Certain Relationships and Related Transactions

There is no family relationship between any of the directors or between any director and any executive officer of the Company except that David Tucker and Ross Tucker are brothers.

INTEREST OF MANAGEMENT IN MATERIAL CONTRACTS

On January 1, 1997 the Company acquired from Mr. Gordon Tucker and Mr. Bobby Harvey certain assets in the amount of $439,860.37; an unsecured note was made payable jointly to Mr. Tucker and Mr. Harvey at a rate of interest of 8%. Those assets included: automobiles, computers, office equipment and supplies, shop equipment and supplies, leasehold improvements, real property purchase option and, interest in projects that were in the process of being developed.

The Company obtained cash and issued various notes payable to Mr. Harvey with outstanding balances through September 1997 of $249,733. These notes are due on demand and carry an 8% interest.

On February 4, 1997 the shareholders of the Company entered into an agreement with Mr. Bobby Harvey to participate in an IRS Code Section 368(a)(1)(B) reorganization, in which Southern Ventures, Inc. obtained 100% ownership of the Elmore in exchange for ten million (10,000,000) shares of voting preferred stock of Southern Ventures, Inc. As a result of this transaction, Mr. Harvey has been elected Chairman of the Board of Directors and CEO of Southern Ventures, Inc. (USA). On October 22, 1997 the transaction was consummated between Mr. Harvey and Southern Ventures, Inc. The preferred shares earn a dividend of 80% of the net cash flow of Elmore and have full voting rights with the Common Shares. See "Description of Securities." There is a call provision on the shares for $0.50 per share. However, there is no put provision on the preferred shares, and the Company has no obligation to repurchase these shares.

On February 7, 1997 the Company entered into a royalty agreement with National Synfuels, Inc. whereby the Company has the sole and exclusive right to use technology which is patented under U.S. Patent # 4,385,905 (System and Method for Gasification of Solid Carbonaceous Fuels) issued by the U.S. Patent Office on May 31, 1983, in exchange for a royalty of two ($2.00) dollars per dry ton of wood processed into charcoal or fuels. This agreement includes the right of the Company to sublicense this technology. No royalties are owed or have been paid to date.


Item 20. Market for Common Equity and Related Stockholder Matters

Prior to this Offering there has been no established trading market for the Common Shares. The initial public offering price of the Common Shares offered hereby has been arbitrarily determined by the Company. There is no representation that the Common Shares can be resold at the offering price, and there can be no assurance that the price at which the Common Shares will trade in the public market after the Offering will not be lower than the initial public offering price. Prior to this offering there has been no market for the Common Shares and no market is expected to develop. Before the consummation of this offering there are 67 shareholders of record.

Upon consummation of this Offering, the Company will have outstanding 21,897,400 shares of Common Shares. The 1,000,000 Common Shares offered hereby will be freely transferable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"). Additionally, 20,897,400 shares are owned by insiders of the Company and could be registered pursuant to Rule 144 under the Securities Act.


Item 21. Executive Compensation

Executive Compensation

The following table sets forth a summary of all compensation to be paid by the Company for fiscal 1997 to the Company's executive officers whose total annual salary and bonus for such year exceeds $100,000 (together, the "Named Executive Officers").

Summary Compensation Table

   Name              Position with the Company              Compensation(1)
                                                          Salary       Bonus
   Bobby H. Harvey   Chairman of the Board & CEO         260,000        --

(1) The Company does not currently have any other benefits or bonus plans. It is anticipated that the Named Executive Officers will not receive any compensation beyond their salaries before the completion of the Offering.

No options were granted to nor exercised by any Named Executive Officer at the time of this Offering.


Item 22. Financial Statements

       SOUTHERN VENTURES, INC. UNAUDITED PRO FORMA FINANCIAL STATEMENTS

                            BASIS OF PRESENTATION

The following unaudited pro forma financial statements (i) give effect to the items acquired when the Company secured all equity interests of Elmore Sand & Gravel, Inc. and Tuskegee Sand & Gravel, Inc. in exchange for 10,000,000 shares of the Company's Preferred Stock, (ii) reflect the effects of the provisions of the Preferred Stock, and (iii) give effect to the assets purchased land, improvements and equipment (the "Starch and Gluten Plant") in Thunder Bay, Ontario, Canada.

In accordance to APB 16 "Accounting for Business Combinations", the Elmore Sand & Gravel, Inc. and Tuskegee Sand & Gravel, Inc. transaction qualifies as a reverse acquisition. The Registrant's historical financial statements will be those of Tuskegee Sand & Gravel, Inc. and Elmore Sand & Gravel, Inc. and the accounts of Southern Ventures, Inc. will be reflected in the consolidated financial statements form the 10/22/97 date of the acquisition.

The unaudited pro forma financial statements have been prepared by the Company based upon the historical financial statements of Southern Ventures, Inc., information regarding the acquisition of the Starch and Gluten Plant, and combined statements of Elmore Sand & Gravel, Inc. and Tuskegee Sand & Gravel, Inc., included elsewhere in this Prospectus and certain preliminary estimates and assumptions deemed appropriate by management of the Company. The pro forma balance sheet as of September 30, 1997 gives effect to the acquisitions as if such transactions had occurred on September 30, 1997. The pro forma statements of operations for the nine months ended September 30, 1996 assumes the acquisition of Elmore Sand & Gravel, Inc. and Tuskegee Sand & Gravel, Inc. was completed on January 1, 1997 and a preferred stock dividend had been accrued from that date. These pro forma financial statements may not be indicative of actual results as if the transaction had occurred on the dates indicated or which may be realized in the future.

Neither expected benefits nor cost efficiencies anticipated by the Company following consummation of the acquisition have been reflected in such pro forma financial statements.

The pro forma financial statements should be read in conjunction with the historical financial statements of Southern Ventures, Inc. and combined statements of Elmore Sand & Gravel, Inc. and Tuskegee Sand & Gravel, Inc., including the related notes thereto, and "Management's Plan of Operation" that appear elsewhere in this Prospectus.


                     Southern Ventures and Subsidiaries
        Unaudited Pro Forma Consolidated Statement of Financial Position
                     For Nine Months September 30, 1997

                        Southern     Elmore and    Pro Forma
Ventures      Tuskegee  Adjustments  #  Pro Forma
Assets
Current assets:
 Cash and cash
     equivalents..... $  64,275   455,958        -                     520,234
 Accounts receivable.       -     594,999        -                     594,999
 Inventory...........       -     408,400        -                     408,400
 Other current
     assets..........    32,638       -          -                      32,638
                       --------  ---------  ---------  ---------    ----------
Total current
    assets...........    96,914  1,459,357       -                   1,556,271
Intangible assets....   104,500       -          -                     104,500
Notes receivable.....   254,011       -                                254,011
Other assets.........        -      30,695       -                      30,695
Property, plant
   and equipment.....   297,059  4,399,886  5,000,000                9,696,945
                       --------  ---------  ---------  ---------    ----------
     Total assets.... $ 752,483  5,889,938  5,000,000  2,280,824    11,647,421
                      =========  =========  =========  =========    ==========

Liabilities and Shareholders Equity
Current liabilities:
   Accounts payable.. $     199    206,690      -                      206,888
   Accrued compensation
     and payroll taxes. 396,051     18,928      -                      414,979
   Current portion of
     shareholder debt..  30,000    603,751      -                      633,751
   Other Current debt..     -         -     2,000,000                2,000,000
                       --------   --------  ---------  ---------     ---------
Total current
     liabilities....... 426,250    829,369  2,000,000                3,255,619
Long-term liabilities,
 excluding
 current portion.......  162,000 2,341,393  3,000,000      -         5,503,393
 Shareholder payable...  642,252      -           -                    642,252
                        --------  --------  ---------  ---------    ----------
    Total liabilities. 1,230,501      -     5,000,000                9,401,263
                        ========  ========  =========  =========    ==========

Shareholder's equity:
   Common stock.......   18,937     51,000       -       (51,000) 2     18,937
   Preferred stock....      -          -         -        10,000  1     10,000
   Additional
     paid-in capital..  499,500        -         -     2,309,176  2  3,208,676
   Retained earnings.. (896,455) 2,668,176       -    (2,668,176) 2  (896,455)
   Shareholder
     receivable....... (100,000)                                     (100,000)
                       --------- ---------  ---------  ---------    ----------
   Total shareholder's
     equity........... (478,018) 2,719,176       -                   2,241,158
                       --------- ---------  ---------  ---------    ----------
   Total liabilities
     and shareholder's
     equity.......... $ 752,483  5,889,938  5,000,000               11,642,421
                       ========= =========  =========  =========    ==========


                       Southern Ventures and Subsidiaries
         Unaudited Pro Forma Consolidated Statement of Operations
                       For Nine Months September 30, 1997

                            Southern     Elmore and    Pro Forma
Ventures      Tuskegee  Adjustments  #  Pro Forma

Revenues................ $       -       3,125,297                  3,125,297
Cost of sales...........         -       1,403,324                  1,403,324
                         ----------     ----------     ---------    ---------
   Gross profit.........         -       1,721,973                  1,721,973

Selling, general and
administrative expenses...   874,589        296,719                  1,171,307
Interest expense, net....    21,867        176,722                    198,588
Note receivable loss.....   100,167                                   100,167
                         ----------      ---------      --------     --------
   Net income
   before taxes......... $ (996,622)     1,248,532                    352,077

   Provision for
   income taxes........         -            -           100,764  1   100,764
                         ----------      ---------      --------     --------
     Net income........    (996,622)     1,248,532                    151,145
                         ==========      =========      ========     ========
   Preferred stock
     dividends.........         -            -           599,295  2   599,295
   Income available to
     common shareholders.. (996,622)     1,248,532                   (448,150)

Pro forma net loss per share...                                   3     (0.03)

Shares used to compute
net income per share...........                                    13,062,188


                          Southern Ventures, Inc.
                       Notes to Unaudited Pro Forma
                           Financial Statements

The accompanying unaudited pro forma financial statements present the pro forma financial position of the Company as of September 30, 1997 and the pro forma results of its operations for nine months ended September 30, 1997.

The unaudited pro forma financial statements also include the historical financial position at September 30, 1997 and results of operations for the nine months ended September 30, 1997, of Elmore Sand & Gravel, Inc. and Tuskegee Sand & Gravel, Inc.

Unaudited Pro Forma Balance Sheet Adjustments:

1. Represents the distribution of preferred stock.

2. Represents the elimination of historical owners' equity of Elmore Sand & Gravel, Inc. and Tuskegee Sand & Gravel, Inc.

Pro Forma Net [Loss]

Pro forma net [loss] gives effect to income tax considerations assuming that each of the subsidiary entities had been a "C" Corp. for the period January 1, 1997 to September 30, 1997. No income is reflected on a pro forma basis for the Starch and Gluten Plant since the acquired plant has been closed since 8/15/96 and that management plans to operate the assets n a materially different manner than the prior owner.

Unaudited Pro Forma Statement of Operations Adjustments:

1. To reflect federal and state income taxes assuming a 40% statutory income tax rate.
2. To reflect an 80% preferred stock dividend. This number reflects 80% of the total of Elmore's and Tuskegee's net income before taxes subtracting a 40% statutory income tax rate.
3. Loss per share is computed based on the weighted average number of shares of common stock outstanding.


Report of Arthur J. Odle, CPA PC, Independent Auditors

To The Board of Directors
Southern Ventures, Inc.
Cottondale, Alabama


We have audited the accompanying consolidated balance sheets of Southern Ventures, Inc. as of September 30, 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for the nine-month period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free or material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Southern Ventures, Inc. as of September 30, 1997 and the results of its operations and its cash flows for the nine months then ended in conformity with generally accepted accounting principles.


"Arthur J. Odle"


Arthur J. Odle, CPA PC

Montgomery, Alabama

January 30, 1998

                      Southern Ventures and Subsidiaries
                 Consolidated Statement of Financial Position
                             September 30, 1997

Assets

Current assets:
   Cash and cash equivalents........... $   64,275
   Other current assets................     32,638
                                        ----------
     Total current Assets..............     96,914

Intangible assets......................    104,500
Notes receivable, less allowance for
   doubtful accounts of $100,167.......    153,853
Property, plant and equipment..........    297,059
                                        ----------
     Total assets...................... $  652,325
                                        ==========

Liabilities and Shareholders Equity

Current liabilities:
   Accounts payable.................... $      199
   Accrued compensation and payroll taxes  396,051
   Current portion of shareholder debt.     30,000
                                        ----------
     Total current liabilities.........    426,250

Long-term liabilities,
   excluding
   current portion.....................    162,000
Shareholder payable....................    642,252
                                        ----------
     Total liabilities.................  1,230,501

Shareholder's equity:
   Common stock........................     18,937
   Additional paid-in capital..........    499,500
   Retained earnings...................   (996,622)
   Shareholder receivable..............   (100,000)
                                        ----------
     Total shareholder's equity........   (578,185)
                                        ----------
        Total liabilities and
        shareholder's equity........... $  652,316
                                        ==========

The accompanying notes to consolidated financial statement are an integral part of this statement.


                      Southern Ventures and Subsidiaries
                 Consolidated Statement of Operations
                             September 30, 1997

Revenues............................... $       --

Cost of sales..........................         --
                                        ----------
   Gross profit........................         --

Operating Expenses
   Depreciation and amortization.......     14,389
   General and administrative expenses.    256,818
   Payroll expenses....................    603,381
                                        ----------
Operating Loss                            (874,589)

Interest income........................     13,418
Interest expense.......................    (35,284)
Note receivable loss...................   (100,167)
                                        ----------
   Net income.......................... $ (996,622)
                                        ==========

Net loss per Common Share.............. $    (0.08)
                                        ==========

The accompanying notes to consolidated financial statement are an integral part of this statement.

                      Southern Ventures and Subsidiaries
                    Consolidated Statement of Cash Flows
                             September 30, 1997

Cash provided (used) by operations:
     Net income....................................$   (996,622)
   Income charges (credit) not affecting cash:
     Depreciation & Depletion.....................       8,889
     Amortization.................................       5,500
     Notes receivable loss........................     100,167
   Changes in certain working capital components:
     Decrease (increase) in other
       current assets.............................     (32,638)
     Increase (decrease) in accounts
       payable and accrued liability..............     369,250
                                                      ---------
Cash provided by operations.......................    (518,455)

Cash provided (used) by investing activities:
   Additions to intangible assets.................    (110,000)
   Additions to property,
     plant and equipment..........................    (305,948)
   Issuance of notes receivable...................    (354,011)
   Collections on notes receivable................           -
                                                      --------
Cash used by investing activities................     (769,959)

Cash provided by financing activities:
   Proceeds from issuance
     of notes payable.............................   1,108,974
   Principal payments on
     stockholder loans............................    (256,722)
   Principal payments on
     other notes payable..........................     (18,000)
   Proceeds from issuance
     of stock.....................................     518,437
                                                     ---------
Cash provided by financing activities.............   1,352,689
Net increase (decrease) in cash...................      64,275
Cash at the beginning of the year.................        -
                                                     ---------
Cash at the end of the quarter....................   $  64,275
                                                     =========

The accompanying notes to consolidated financial statement are an integral part of this statement.

                     Southern Ventures and Subsidiaries
               Consolidated Statement of Stockowners' Deficit

                       Common Stock                                 Total
                   Number of    Amount    Additional    Retained Stockholders'
                    Shares     (at par) Paid-in Capital  Deficit    Deficit

Issuance of common
 stock- 2/7/97     9,500,000   $ 9,500                              $   9,500
Issuance of common
 stock- 6/17/97    8,937,400     8,937                                  8,937
Issuance of common
 stock- 7/31/97      500,000       500     $499,500                   500,000
Net Loss                                                $(996,622)   (996,622)
Balance at
 9/31/97         18,937,400    $18,937     $499,500     $(996,622)  $(478,185)

The accompanying notes to consolidated financial statement are an integral part of this statement.


Notes to Consolidated Financial Statements

Note 1.  Summary of significant accounting policies

Organization and Description of Business

On September 1, 1996, Southern Ventures, Inc. (Canada) was incorporated in Alberta. The Company was incorporated in the State of Nevada on February 7, 1997 and became the parent of Southern Ventures, Inc. (Canada). These financial statements reflect the financial position and results of operations of the Parent Company and its subsidiaries on a consolidated basis, which reflects the Company's current organizational structure.

Entity                                        Nature of Business

Parent Company:
Southern Ventures, Inc.           Provides direct management, marketing, and
                                  research and development for its
                                  subsidiaries.

Wholly Owned Subsidiaries:
Southern Ventures, Inc. (Canada)  Central holding company for Canadian operations.  Parent to Riverside Carbon
                                  Products, Inc. and Riverside Grain Products,
                                  Inc.
Riverside Carbon Products, Inc.   Developing a Canadian charcoal briquette
                                  project.
Riverside Grain Products, Inc.    Developing a Canadian starch and gluten
                                  manufacturing project.  Recently acquired a
                                  plant in Thunder Bay, Canada.  See
                                  subsequent events.
Elmore Sand & Gravel, Inc.        (see note 8) Open pit mining of high-grade
                                  silica rock and sand.
Tuskegee Sand & Gravel, Inc.      (see note 8) Provides equipment and labor
                                  for Elmore Sand & Gravel, Inc. mining
                                  activities.

Fiscal year:

The Company's fiscal year is a calendar year.

Basis of Consolidation:

The Company's financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The consolidated statements include Southern Ventures, Inc. and its wholly owned subsidiaries. Inter-company transactions have been removed for consolidation purposes.

Going Concern and Management's Plans:

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company has sustained substantial operating losses since its inception. The Company believes it has made the necessary acquisition (see Note 8. Subsequent Events) to continue as a going concern, although no assurance to that effect can be given. The Archer Daniels Midland Company has a two million-dollar note payable, the Company currently has no means in which to satisfy this debt prior to completing its Initial Public Offering (see Note 8. Subsequent Events). If payment is demanded on the note before completing its Initial Public Offering, the Company's ability to continue as an ongoing concern could be greatly affected.

Property, Plant and Equipment:

Property, plant and equipment are recorded at cost. Depreciation for financial reporting purposes is determined on a straight-line basis, based upon an estimated useful life ranging from three to fifteen years.

Intangible Assets:

Intangible assets consist of various projects purchased by the Company. These project development assets were purchased at historical cost from Mr. Harvey and Mr. Tucker. The amounts represent actual project costs incurred by a third party. These projects were acquired by Mr. Tucker and Mr. Harvey and sold to the Company at cost. Amortization for financial reporting purposes is determined on a straight-line basis, based upon an estimated useful life of fifteen years.

Income Taxes:

Income taxes are recorded in accordance with SFAS No. 109, ACCOUNTING FOR INCOME TAXES. This statement requires the recognition of deferred tax assets and liabilities to reflect future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Measurement of the deferred items is based on enacted tax laws. In the event future consequences of differences between financial reporting basis and tax basis of the Company's assets and liabilities result in a deferred tax asset, SFAS No. 109 requires an evaluation of the probability of being able to realize the future benefits indicated by such asset. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion or the entire deferred tax asset will not be realized due to the uncertainty of the Company's ability to realize the benefit of the deferred tax assets, a full valuation allowance has been applied against the deferred tax assets at December 31, 1996.

Net Loss per Common Share:

Net loss per common share has been computed by dividing the net loss by the weighted average number of common shares outstanding during the period.

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosed contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Actual results could differ from those estimates.

Research and Development Costs:

Research and developments costs are charged to expenses as incurred.

Note 2.  Intangible assets

Intangible assets includes the following:

Canadian Charcoal Briquette Project           $  90,000
Firebrick Project                                 5,000
Canadian Starch and Gluten Project               15,000
Accumulated Depreciation and Depletion           (5,500)
                                               --------
Total Intangible Assets                       $ 104,500
                                               ========

Note 3.  Property, plant and equipment

Property, plant and equipment includes the following:

Leasehold                     $  70,747
Office & Computer Equipment      30,939
Shop Equipment                   10,262
Vehicles                         14,000
Land                            180,000
Accumulated Depreciation         (8,889)
                               --------
Total                         $ 297,059
                               ========

Note 4.  Related party transactions

Notes Payable - Shareholders

On January 1, 1997 the Company acquired from Mr. Gordon Tucker and Mr. Bobby Harvey certain assets in the amount of $ 439,860.37; an unsecured note was made payable jointly to Mr. Tucker and Mr. Harvey at a rate of interest of 8% per annum, due on demand no sooner than December 31, 1998. The Company has agreed to pay recurring debts estimated to be $ 30,000 per year to the benefit of Mr. Tucker and Mr. Harvey. As of September 30, 1997 this note has an outstanding balance of $422,518.

The Company has various operating capital loans payable to Mr. Harvey at an interest rate of 8% per annum, due on demand. On July 31, 1997, Mr. Harvey converted $239,500 to common stock at a rate of $1 per share. As of September 30,1997 these operating capital loans had an outstanding balance of $ 249,733.

Notes Receivable - Shareholders

A note receivable from Mr. David Herr, president of Carbon Products Industries, Inc., was acquired on January 1, 1997 from Mr. Tucker and Mr. Harvey. This note was for the payment of licensing agreement given to Carbon Products Industries, Inc. (see Note 6. Commitments and Contingencies) and carries an interest rate of 8% per annum. The entire principal plus any accrued interest shall be repaid on or before September 1, 2002.

The Company received a $100,000 promissory note with an interest rate of 6.8% per annum from Vice President of Sales, Dennis Saunders, for 100,000 shares of Company stock. The entire principal plus any accrued interest shall be repaid on or before September 1, 2002.

Note 5.  Notes payable - other

The Company made a 25% down payment toward the purchase of land owned by Northwood Pulp and Timber Limited with a remaining balance of $162,000 payable on closing. In management's opinion this is a binding agreement on both parties and new long-term financing will be obtained to secure this property. The original closing date has lapsed and a new closing date has been set for on or before February 13, 1998.

Note 6.  Commitments and Contingencies

The Company entered into a royalty agreement with National Synfuels, Inc. whereby the Company has the sole and exclusive right to use technology patented under U.S. Patent # 4,385,905 (System and Method for Gasification of Solid Carbonaceous Fuels) and issued by the U.S. Patent Office on May 31, 1983. The royalty is two dollars ($2.00) per dry ton of wood processed into charcoal or fuels. This agreement includes the right of the Company to sublicense this technology. As part of this agreement the Company obtained from Mr. Tucker and Mr. Harvey a contract licensing this technology to Carbon Products Industries, Inc. This contract was reissued as a sublicense allowing Carbon Products Industries, Inc. to use certain technology to convert wood waste into activated carbon. Carbon Products Industries, Inc. will pay the Company a royalty of four dollars ($4.00) per dry ton (of which the Company will pay National Synfuels $2.00 per dry ton) of material processed using the Company's technology. Various loans totaling $200,314, as of September 30, 1997 have been made to Carbon Products Industries, Inc. The notes are payable on demand at an interest rate of 8% per annum. The notes are fully secured by a thermal process unit which is in the possession of the Company at it Alabama location.

Note 7.  Income Taxes

Since the Company has incurred only losses since inception and due to the degree of uncertainty related to the use of the loss, the Company has fully reserved this benefit. At September 30, 1997 the Company had a tax net operating loss of approximately $ 896,455 available to offset federal and state taxable income. In accordance with Section 382 of the Internal Revenue Code, the use of the above loss may be subject to annual limitations based upon ownership changes of the Company's stock which have occurred.

Note 8.  Subsequent events

Purchase of Elmore Sand & Gravel, Inc. and Tuskegee Sand & Gravel, Inc.

On October 22, 1997 the Company acquired all of the outstanding shares of common stock of Elmore Sand & Gravel, Inc. and Tuskegee Sand & Gravel, Inc. in exchange for 10,000,000 shares of the Company's preferred stock. In accordance to APB 16 "Accounting for Business Combinations", this transaction qualifies as a reverse acquisition. The Registrant's historical financial statements will be those of Tuskegee Sand & Gravel, Inc. and Elmore Sand & Gravel, Inc. and the accounts of Southern Ventures, Inc. will be reflected in the consolidated financial statements form the 10/22/97 date of the acquisition. The purchase price of $5,000,000 was determined based upon the estimated fair market values at the date of acquisition of the assets purchased and the liabilities assumed.

The preferred stock has the following preferences:

- -The shares have full voting rights with the Common Shares of Southern Ventures, Inc.
- -The dividends to be paid will be equal to 80% of the net earnings from the mining operations owned by Southern Ventures, Inc. or 9% whichever is greater.
- -All dividends will be cumulative and non-participating.
- -The shares may be redeemed by Southern Ventures, Inc. for the sum of $5,000,000.

In accordance to APB 16 "Accounting for Business Combinations", this transaction qualifies as a reverse acquisition.

Purchase of Starch and Gluten Plant.

The Company purchased a starch and gluten plant in Thunder Bay, Ontario from Archer Daniels Midland on October 16, 1997 for a total consideration of $5,000,000. Of this amount, $2,000,000 is in the form a note payable on demand after January 16, 1998. At ADM's option, the Company may satisfied this debt through the issuance of common shares of the Company equaling 9% of the total Common Shares on a fully diluted basis or 1,960,000 shares upon completion of the Initial Public Offering.


Auditor's Report

Elmore Sand & Gravel Inc. and Tuskegee Sand & Gravel Inc


Report of Arthur J. Odle, CPA PC, Independent Auditors


To The Board of Directors
Southern Ventures, Inc.
Cottondale, Alabama


We have audited the accompanying consolidated balance sheets of Elmore Sand & Gravel Inc. and Tuskegee Sand & Gravel Inc. as of December 31,1996, 1995, and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free or material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Elmore Sand & Gravel Inc. and Tuskegee Sand & Gravel Inc. as of December 31, 1996, 1995, and1994 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


"Arthur J. Odle"



Arthur J. Odle, CPA PC

Montgomery, Alabama

May 15, 1997

           Elmore Sand & Gravel, Inc. and Tuskegee Sand & Gravel, Inc.
                 Consolidated Statement of Financial Position
                           September 30,                  December 31
                               1997          1996          1995         1994
                           (Unaudited)
Assets

Current assets:
   Cash and cash equivalents   $455,958   $167,258     $  29,212    $  257,324
   Accounts receivable......    594,999    553,062       580,252       421,463
   Inventory................    408,400    405,837       416,087       426,337
                              ---------  ---------     ---------     ---------
     Total current Assets...  1,459,357  1,126,158     1,025,551     1,105,124

Intangible assets............         -     18,563        50,738        77,963
Other assets.................    30,695    227,246        92,007        38,153
Property, plant and equipment 4,399,886  3,428,491     1,951,139     1,670,574
                              ---------  ---------     ---------     ---------
     Total assets............ 5,889,938 $4,800,457    $3,119,435    $2,891,814
                              =========  =========     =========     =========

   Liabilities and Shareholders Equity
Current liabilities:
   Accounts payable..........   206,690    410,677        93,309        68,227
   Accrued compensation and
   payroll taxes.............    18,928     42,289        19,378        14,354
   Current portion of
   long-term debt............   603,751    737,001       478,211       188,074
   Notes payable.............        -           -        25,598        99,647
                              ---------  ---------     ---------     ---------
     Total current liabilities. 829,369  1,189,967       616,496       370,301

Long-term liabilities,
excluding current portion.... 2,341,393  1,502,387       670,035       925,431
                              ---------  ---------     ---------     ---------
     Total liabilities....... 3,170,762  2,692,354     1,286,531     1,295,732

Shareholder's equity:
   Common stock..............    51,000     51,000        51,000        51,000
   Retained earnings......... 2,668,176  2,057,103     1,781,904     1,545,082
                              ---------  ---------     ---------     ---------
     Total shareholder's
     equity.................. 2,719,176  2,108,103     1,832,904     1,596,082
                              ---------  ---------     ---------     ---------
      Total liabilities and
      shareholder's equity.. $5,889,938 $4,800,457    $3,119,435    $2,891,814
                              =========  =========     =========     =========

The accompanying notes to consolidated financial statement are an integral part of this statement. Elmore Sand & Gravel, Inc. and Tuskegee Sand & Gravel, Inc.

                   Consolidated Statement of Operations
                     Nine Months ended 9/30             Year ended 12/31
                        1997         1996          1996       1995      1994
                           (Unaudited)

Revenues............ $3,125,297 $2,593,018    $3,453,797 $2,299,586 $2,709,160
Cost of sales.......  1,403,324  1,468,195     1,742,042  1,363,990  1,555,668
                      ---------  ---------     ---------  ---------  ---------
   Gross profit.....  1,721,973  1,124,822     1,711,755    935,596  1,153,493
Selling, general and
admin. expenses.....    296,719    406,397       554,001    347,560    423,513
Interest expense....    176,722     80,134       115,209     87,057     65,443
                      ---------  ---------     ---------  ---------  ---------
   Net income....... $1,248,532 $  638,292    $1,042,545 $  500,978 $  664,536
                      =========  =========     =========  =========  =========
Net Income per
Common Share........ $    2,448  $   1,252    $    2,044 $      982  $   1,303
                      =========  =========     =========  =========  =========

The accompanying notes to consolidated financial statement are an integral part of this statement.


           Elmore Sand & Gravel, Inc. and Tuskegee Sand & Gravel, Inc.
                     Consolidated Statement of Cash Flows
                     Nine Months ended 9/30             Year ended 12/31
                        1997         1996          1996       1995      1994
                           (Unaudited)

Cash provided (used) by operations:
   Net income........ $1,248,532  $ 638,292 $1,042,545 $  500,978  $ 664,536
   Income charges
   (credit) not
   affecting cash:
     Depreciation &
     Depletion........   294,168    201,790    303,815    271,354    261,980
     Amortization.....    18,563     22,275     32,175     27,225     22,275
   Changes in
   certain working
   capital components:
     Decrease (increase)
     in inventory.....         -          -     10,250     10,250          -
     Decrease (increase)
     in accounts
     receivable.......    (41,937)   (88,870)   27,190   (158,789)   112,665
     Decrease (increase)
     in prepaid
     interest.........    216,513      19,340  (130,546)  (50,977)         -
     Decrease (increase)
     in other
     current assets...    (19,961)    (40,194)   (4,694)   (2,877)         -
     Increase (decrease)
     in accounts payable,
     notes payable
     and accrued
     liabilities......   (227,349)     12,956   314,681    43,942   (175,116)
                        ---------    --------  --------  --------   --------
Cash provided by
operations............  1,488,529     765,589 1,595,416   553,222    886,340

Cash provided (used) by
investing activities:
   Additions to property,
   plant and equipment (1,273,878)  (671,827)(1,818,666)   (601,540) (488,491)
   Disposals of property,
   plant and equipment.     8,314     37,500     37,500      49,621    63,795
                        ---------   --------   --------    --------   --------
Cash used by
investing activities.. (1,265,564)  (634,327)(1,781,166)   (551,919) (424,696)

Cash provided by
financing activities:
   Additions in
   long-term debt.....  1,637,852    608,486  1,599,805     479,384   859,324
   Reductions in
   long-term debt.....  (932,095)   (477,233)  (503,663)   (444,643) (200,859)
   Distributions
   to shareholders....  (640,022)   (132,841)  (767,346)   (264,156) (986,453)
                       ---------    --------   --------    --------   --------
Cash provided by
financing activities..     65,735     (1,589)    323,796   (229,415) (327,988)

Net increase
(decrease) in cash....    288,700     129,673    138,046   (228,111)   133,656
Cash at the beginning
  of the period.......    167,258      29,212     29,212     257,324   123,668
                       ---------    --------   --------    --------   --------
Cash at the end
  of the period.......  $ 455,958   $ 158,885  $ 167,258   $  29,212  $257,324
                        =========    ========   ========    ========   =======


The accompanying notes to consolidated financial statement are an integral part of this statement.

          Elmore Sand & Gravel, Inc. and Tuskegee Sand & Gravel, Inc.
               Consolidated Statement of Shareholder's Equity

                                                         Retained
                                   Shares      Amount    Earnings        Total

Balance at December 31, 1993.......   510      51,000  $ 1,866,998 $ 1,917,998

   Net Income......................                        664,536
   Distributions to shareholders...                      (986,453)

Balance at December 31, 1994.......   510      51,000  $ 1,545,082 $ 1,596,082

   Net Income......................                        500,978
   Distributions to shareholders...                      (264,156)

Balance at December 31, 1995.......   510      51,000  $ 1,781,904 $ 1,832,904

   Net Income......................                      1,042,545
   Distributions to shareholders...                      (767,346)

Balance at December 31, 1996.......   510      51,000  $ 2,057,103 $ 2,108,103

The accompanying notes to consolidated financial statement are an integral part of this statement.


Notes to Consolidated Financial Statements

Note 1 - Summary of Significant accounting policies
Description of Business:

Opening pit mining of high grade silica rock and sand.

Fiscal Year:

The Company's fiscal year is a calendar year.

Basis of consolidation:

The consolidated statements include Elmore Sand and Gravel, Inc. and Tuskegee Sand and Gravel, Inc. Inter-company transactions were eliminated for consolidation purposes. Both corporations are solely owned by one shareholder.

Recognition of revenue:

Revenue recognized FOB Plant.

Lease and Royalty Commitments:

The leases obligate the Company to pay royalties, maintenance and reclamation costs. There are approximately two thousand acres currently under long-term leases.

Inventory:

Inventories are stated at the lower of cost or market, determined by using the last-in, first-out (LIFO) method. If the first-in, first-out (FIFO) method were used inventory amounts would be $426,337, $314,917, and $318,076 for the years ending 1994, 1995, and 1996 respectively.

Property, plant and equipment:

Property, plant and equipment are recorded at cost. Depreciation for financial reporting purposes is determined on a straight-line basis use half-year convention based upon a estimated useful lives ranging form three to fifteen years.

Goodwill:

Goodwill of $148,500 represents amounts relating to assets acquired in excess of value when Elmore Sand and Gravel Inc. was acquired in 1992.

Income taxes:

Both corporations have elected Chapter S of the Internal Revenue Code for income tax reporting. Accordingly, no provisions are made for Federal and State income taxes.



Note 2 - Property, Plant and equipment:

Property, plant and equipment includes the following:

                      Nine Months Ended
  December 31                09/30/97         1996          1995          1994

 Leasehold..............   $    8,975   $    8,975    $    5,725    $    1,825
 Mining Equipment.......      646,642      646,642       603,340       535,336
 New Plant..............    1,973,637      933,406       110,066          --
 Office Equipment.......       27,030       23,787        20,543        19,608
 Railroad...............      143,500      143,500       143,500       143,500
 Rolling Stock..........    2,805,975    2,584,905     1,694,883     1,624,592
 Service Vehicle........      159,201      167,521       112,013       113,722
 Shop Equipment.........       27,570       27,570        27,570        15,295
 Trailer................       64,810       55,476        55,476        61,564
 Land...................      256,390      256,390       293,890       256,390
                            ---------    ---------     ---------     ---------
                            6,113,736    4,848,173     3,067,007     2,771,832
 Accumulated Depreciation
 and Depletion              1,713,850    1,419,682     1,115,867     1,101,258
                            ---------    ---------     ---------     ---------
                           $4,399,886   $3,428,491    $1,951,139    $1,670,574
                            =========    =========     =========     =========

Rolling stock is machinery and equipment that can move its self to from different locations as required. Rolling stock includes backhoes, bulldozers, dump trucks and tandem trucks


Note 3 - Long Term Debt

The Company has outstanding loans at interest rates at various spreads above the banks' cost of funds for financing equipment. These credit facilities are secured by various pieces of the Company's machinery.

In September 1996, the Company obtained a $1,800,000 secured line of credit with a local bank at a rate of interest of 9.75%. Through December 1996, the committed line of credit consists of a total outstanding balance of $722,452.90.

Note 4 - Common Shares

The outstanding stock for Elmore Sand and Gravel, Inc. is 1,000 shares at $1.00 par. value and Tuskegee Sand and Gravel, Inc. outstanding stock is 500 shares at $100.00 par value. For calculating the earnings per share on the Consolidated Statement of Financial Position an aggregated number of 510 shares is used.

Note 5 - Subsequent Activities

On February 4, 1997 the shareholders of the Company entered into an agreement with Southern Ventures, Inc. to participate in an IRS Code Section 368(a)(1)(B) reorganization, in which Southern Ventures, Inc. will obtain 100% ownership in the Company's outstanding stock in exchange for voting stock in Southern Ventures, Inc.

(Unaudited)
On October 22, 1997 Southern Ventures, Inc acquired all of the outstanding shares of Company's common stock from Mr. Harvey. In accordance to APB 16 "Accounting for Business Combinations", this transaction qualifies as a reverse acquisition. The Registrant's historical financial statements will be those of Tuskegee Sand & Gravel, Inc. and Elmore Sand & Gravel, Inc. and the accounts of Southern Ventures, Inc. will be reflected in the consolidated financial statements form the 10/22/97 date of the acquisition.


Item 23. Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

Not Applicable.


Item 24. Indemnification of Directors and Officers

The Company's Articles of Incorporation provide that, pursuant to Nevada law, each director shall not be liable for monetary damages for breach of the directors' fiduciary duty as a director to the Company and its stockholders.

In addition, the Company's Bylaws provide that the Company will indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by law. The Company also contemplates entering into indemnification agreements with its officers and directors.

The Company's Articles of Incorporation provide that no officer or director will be personally liable to the Company or any stockholder for damages for breach of fiduciary duty as a director or officer, except for (i) acts or omissions that involve intentional misconduct, fraud or a knowing violation of law or (ii) the payment of dividends in violation of the Corporation Law. If the Corporation Law is amended or interpreted to eliminate or limit further the personal liability of directors or officers, then the liability of all directors and officers automatically will be eliminated or limited to the full extent then so permitted. These provisions in the Articles of Incorporation do not eliminate the fiduciary duties of the directors and officers and, in appropriate circumstances, equitable remedies such as injunctive relief or other forms of non-monetary relief will remain available under Nevada law. In addition, these provisions do not affect responsibilities imposed under any other law, such as the federal securities laws or state or federal environmental laws.

The Company's Bylaws provide that the Company will indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted under the Corporation Law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence by indemnified parties and permits the Company to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification. The Company intends to seek liability insurance for its officers and directors.

Prior to the consummation of the Offering, the Company anticipates that it will enter into separate indemnification agreements with each of its directors and officers. These agreements will require the Company, among other things, to indemnify such persons against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions involving intentional misconduct, fraud or a knowing violation of law), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to cover such persons under any directors' and officers' liability insurance policy maintained by the Company. These indemnification agreements will be separate and independent of the indemnification rights under the Bylaws and are irrevocable.

Item 25. Other Expenses of Issuance and Distribution

The following are the estimated expenses:

Audit                           $ 13,000
Equipment Appraisal                5,000
Filing Fee                         3,000
Engineering Report (Reserves)      5,000
Printing                          75,000
Postage                           38,000
State Filing Fees                 40,000
Advertising                       46,000
Web Site Development               5,000
Legal Fees                       120,000
                                 -------
Total                           $350,000
                                 =======

Item 26. Recent Sales of Unregistered Securities

Table 4 lists the names and shares purchased within the last three years.

Number of                                        Offering
Shares Sold   Class of Shares  Date Sold         Class of Purchaser  Price

  9,500,000  Common Shares     February 7, 1997  Sophisticated(1)   $0.001
  8,937,400  Common Shares     June 17, 1997     Sophisticated(1,2) $0.001
    500,000  Common Shares     July 31, 1997     Sophisticated(1)   $1.000
 10,000,000  Preferred Shares  October 22, 1997  Sophisticated(3)   $0.500
  1,960,000  Common Shares     Reserved          Sophisticated(3)   $1.020

Table 4
Recent Sales of Unregistered Securities

(1) All shares sold in the indicated offering were sold to directors, officers and insiders of the Company or their families and close personal friends who, through their relationship with a director, officer or insider of the Company, have intimate knowledge of the business of the Company and therefor meet the definition of "sophisticated investor." All of these shareholders have been afforded nearly unlimited access to corporate information and are sophisticated investors. These shares were sold at par value and relied on the Private Offering Exemption from registration under Section 4(2) of the Securities Act.

(2) The shares were reserved and approved on April 15, 1997 but the certificates were not issued until June, 17, 1997

(3) The Company has negotiated the acquisition of Elmore Sand & Gravel, Inc. and Tuskegee Sand & Gravel, Inc. from its Chairman and CEO, Mr. Bobby H. Harvey through the issuance of 10,000,000 Preferred Shares under an IRS Code
Section 368(a)(1)(B) reorganization. See "Management's Discussion and Analysis or Plan of Operation." Mr. Harvey is currently the CEO and President of the Company, and has unlimited access to corporate information and is a sophisticated investor. The shares were issued pursuant to the Private Offering Exemption from registration under Section 4(2) of the Securities Act.

(4) The Company has negotiated the purchase of a starch and gluten plant in Thunder Bay, Ontario from ADM for a total consideration of $5,000,000. Of this amount, $2,000,000 is to be paid through the issuance of common shares of the Company equaling 9% of the total Common Shares on a fully diluted basis or 1,960,000 shares upon completion of the Offering. It should be noted that the Company has failed to achieve listing status by January 16, 1998 as required by the purchase agreement entered into with ADM, and the shares reserved to satisfy the $2,000,000 note may be canceled and the note made due and payable at ADM's option. ADM is a sophisticated investor and as a result of the transaction has become an insider of the Company. The shares were therefor sold pursuant to the Private Offering Exemption from registration under
Section 4(2) of the Securities Act.


Item 27. Exhibits

Exhibits are attached to end of document as follows:
Articles of Incorporation ............................ EX-3.(i)
Corporate Bylaws ..................................... EX-3.(ii)
Opinion Regarding Legality............................ EX-5
ADM Definitive Agreement ............................. EX-10.(i)
License Agreement w/ CPI ............................. EX-10.(ii)
License Agreement w/ NSI ............................. EX-10.(iii)
Northwood Woodwaste Agreement ........................ EX-10.(iv)
HFP Woodwaste Agreement .............................. EX-10.(v)
Property Leases........................................EX-10.(vi)
Receipt of Exchange................................... EX-10.(vii)
List of Subsidiary Companies ......................... EX-21
Consent from Auditor.................................. EX-23
Financial Data Schedule .............................. EX-27
Permit PA14845 ....................................... EX-99.(i)
Permit PA14846 ....................................... EX-99.(ii)
Permit PE14859 ....................................... EX-99.(iii)
Permit PE14860 ....................................... EX-99.(iv)
Letter from Heartland ................................ EX-99.(v)
Mine Reserve Survey .................................. EX-99.(vi)
Subscription Agreement................................ EX-99.(vii)
Letter from Auditor................................... EX-99.(viii)
Notes payable......................................... EX-99.(ix)


Item 28. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of those securities.

(3) With respect to its offering under Rule 415 of the Securities Act it will:
  (a) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
       (i) Include any prospectus required by Section 10(a)(3) of the Securities Act:
      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and
     (iii) Include any additional or changed material information on the plan of distribution.
  (b) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering
  (c) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.



****SIGNATURES*****

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on the Form SB-2/A and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Cottondale, State of Alabama on March 26, 1998.


Southern Ventures, Inc. a Nevada Corporation

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

"Bobby H. Harvey"

Bobby H. Harvey            CEO, President and Chairman

3/26/98


"Ross G. Tucker"

Ross G. Tucker             Vice President and Director

3/26/98


"Dennis H. Saunders"

Dennis H. Saunders         Vice President

3/26/98


"Chester I. Wright"

Chester I. Wright III      CFO, Treasurer and Director

3/26/98


"David C. Parsons"

David C. Parsons           Vice President and Director

3/26/98


"David Tucker"

David Tucker               Director

3/26/98


"Elaine Knapp"

E. Elaine Knapp            Secretary and Director

3/26/98


"W. B. Wood"

W. Benjamin Wood           Vice President and Director

3/26/98